Exhibit 10.26

LEASE

Landlord:	Britannia Biotech Gateway Limited Partnership

Tenant:	Five Prime Therapeutics, Inc.

Date:	March 22, 2010

TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Premises	1
	1.2	Landlord’s Reserved Rights	2
	1.3	Expansion Option	3
	1.4	First Offer Right	4
2.	TERM; CONDITION OF PREMISES		6
	2.1	Term	6
	2.2	[Intentionally Omitted.]	8
	2.3	Condition of Premises	8
	2.4	Acknowledgment of Commencement Dates	11
	2.5	Holding Over	11
	2.6	Option to Extend	11
3.	RENTAL		12
	3.1	Rental Amounts	12
	(a)	Minimum Monthly Rental	12
	(b)	Supplemental Minimum Rent	13
	(c)	Rental Amounts During Extended Term	13
	(d)	Square Footage Measurements	15
	3.2	Late Charge	15
4.	TAXES		15
	4.1	Personal Property	15
	4.2	Real Property	16
5.	OPERATING EXPENSES		16
	5.1	Payment of Operating Expenses	16
	5.2	Definition of Operating Expenses	17
	5.3	Determination of Operating Expenses	19
	5.4	Final Accounting for Expense Year	19
	5.5	Proration	20
6.	UTILITIES AND SERVICES		21
	6.1	Payment	21
	6.2	Interruption	22
7.	ALTERATIONS; SIGNS		22
	7.1	Right to Make Alterations	22
	7.2	Title to Alterations	23
	7.3	Tenant Trade Fixtures	24
	7.4	No Liens	25
	7.5	Signs	25
	7.6	Communications and Computer Lines	25
8.	MAINTENANCE AND REPAIRS		26
	8.1	Landlord’s Obligation for Maintenance	26

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	8.2	Tenant’s Obligation for Maintenance	27
	(a)	Premises	27
	(b)	Common Building Systems	27
	(c)	Landlord’s Remedy	28
	(d)	Condition upon Surrender	29
	8.3	Replacement of Certain Systems	29
9.	USE OF PROPERTY		30
	9.1	Permitted Use	30
	9.2	Requirements Relating to Vacancy	30
	9.3	No Nuisance	30
	9.4	Compliance with Laws	30
	9.5	Liquidation Sales	31
	9.6	Environmental Matters	31
10.	INSURANCE AND INDEMNITY		38
	10.1	Insurance	38
	10.2	Quality of Policies and Certificates	41
	10.3	Workers’ Compensation; Employees	41
	10.4	Waiver of Subrogation	41
	10.5	Increase in Premiums	42
	10.6	Indemnification by Tenant	42
	10.7	BlanketPolicy	42
11.	SUBLEASE AND ASSIGNMENT		42
	11.1	Transfers by Tenant	42
	11.2	Rights of Landlord	46
12.	RIGHT OF ENTRY AND QUIET ENJOYMENT		48
	12.1	Right of Entry	48
	12.2	Quiet Enjoyment	48
13.	CASUALTY AND TAKING		48
	13.1	Damage or Destruction	48
	13.2	Condemnation	50
	13.3	Reservation of Compensation	51
	13.4	Restoration of Improvements	52
14.	DEFAULT		52
	14.1	Events of Default	52
	(a)	Abandonment	52
	(b)	Nonpayment	52
	(c)	Other Obligations	52
	(d)	General Assignment	53
	(e)	Bankruptcy	53
	(f)	Receivership	53
	(g)	Attachment	53
	(h)	Insolvency	53
	14.2	Remedies upon Tenant’s Default	53
	14.3	Remedies Cumulative	54
	14.4	Defaults Affecting Tenant during Amgen Sublease Term	54
15.	SUBORDINATION, ATTORNMENT AND SALE		55
	15.1	Subordination to Mortgage	55
	15.2	Sale of Landlord’s Interest	56
	15.3	Estoppel Certificates	56
	15.4	Subordination to CC&R’s	56
	15.5	Mortgagee Protection	57

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16.	SECURITY		57
	16.1	Deposit	57
17.	MISCELLANEOUS		58
	17.1	Notices; Payments to Landlord	58
	17.2	Successors and Assigns	60
	17.3	No Waiver	60
	17.4	Severability	60
	17.5	Litigation Between Parties	61
	17.6	Surrender	61
	17.7	Interpretation	61
	17.8	Entire Agreement	61
	17.9	Governing Law	61
	17.10	No Partnership	61
	17.11	Financial Information	61
	17.12	Costs	62
	17.13	Time	62
	17.14	Rules and Regulations	62
	17.15	Brokers	62
	17.16	Memorandum of Lease	63
	17.17	Organizational Authority	63
	17.18	Execution and Delivery	63
	17.19	Survival	63
	17.20	Publicity and Financial Filings	63
	17.21	Parking	64
	17.22	Transportation Management	64
	17.23	No Violation	65
	17.24	Union Labor	65

EXHIBITS
EXHIBIT A-1	Site Plan (The Center)
EXHIBIT A-2	Building Plan
EXHIBIT B	Workletter
EXHIBIT C	Form of Acknowledgment of Commencement Dates

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LEASE

THIS LEASE (“Lease”) is made and entered into as of March 22, 2010 (the “Lease Commencement Date”), by and between Britannia Biotech Gateway Limited Partnership, a Delaware limited partnership (“Landlord”), and Five Prime Therapeutics, Inc., a Delaware corporation (“Tenant”), with reference to the following Recitals:

RECITALS

A.        Substantially concurrently with the execution of this Lease, Tenant as subtenant and Amgen SF, LLC, a Delaware limited liability company (“Amgen LLC”) as sublandlord are entering into a sublease (the “Amgen Sublease”) providing for Tenant’s subleasing of the Premises (as defined below) from Amgen LLC for the remaining term of the Prior Lease (as defined below), which term is presently scheduled to expire on December 31, 2013.

B.        The intention of the parties, in executing this Lease at this time, is (i) to establish a leasing relationship which will be fully binding on the parties and their successors and assigns as of the date of execution hereof, but which will ripen into an actual possessory interest, with attendant commencement of performance of most obligations of the parties on a current basis, only upon the Direct Term Commencement Date as determined pursuant to Section 2.1 below, and (ii) to identify and provide for certain limited obligations of the parties that will commence, in accordance with the express terms of this Lease, prior to the Direct Term Commencement Date.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.  PROPERTY

1.1        Lease of Premises.

(a)        Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises containing approximately 69,492 rentable square feet (the “Premises”) consisting of the entire second floor and all but approximately 11,743 square feet of space on the northerly end of the first floor of the freestanding two-story building commonly known as Two Corporate Drive (the “Building”), located in the Britannia Biotechnology Center (sometimes also referred to as the Britannia Gateway Center and referred to in this Lease interchangeably as the “Center” or the “Property”) on Gateway Boulevard and on Corporate Drive in the City of South San Francisco, County of San Mateo, State of California. The Center presently consists of four (4) buildings, commonly known as One Corporate Drive, Two Corporate Drive, 201 Gateway Boulevard and 225 Gateway Boulevard. For some purposes under this Lease (see, e.g., Section 5.1), the subgroup consisting of the Building and the One Corporate Drive building are sometimes collectively referred to as the “Phase 1 Buildings”).

(b)        The Building (including the Premises) is presently leased to Amgen LLC, as successor in interest (by merger) to Tularik Inc., pursuant to a Build-to-Suit Lease dated as of February 10, 1998, as amended by a First Amendment to Build-to-Suit Lease dated as of August 12, 2004 and by a Second Amendment to Build-to-Suit Lease dated substantially concurrently herewith (as amended, the “Prior Lease”), and as noted in Recital A above, the Premises are intended to be subleased to and occupied by Tenant pursuant to the Amgen Sublease. Pursuant to said First Amendment to Build-to-Suit Lease and Second Amendment to Build-to-Suit Lease, Amgen Inc., a Delaware corporation (“Amgen Inc.” and, collectively with Amgen LLC, sometimes collectively “Amgen”) has respectively assumed and reaffirmed its assumption of (for the benefit of Landlord) all of the tenant’s obligations under the Prior Lease. The space of approximately 11,743 square feet described above and located on the northerly end of the first floor of the Building (the “Expansion Premises”) is presently subleased to Trellis Bioscience, Inc. pursuant to a sublease presently scheduled to expire concurrently with the term of the Prior Lease on December 31, 2013. From and after the Direct Term Commencement Date, during any period when the Expansion Premises are vacant or are occupied by a person or entity other than the tenant or occupant of the Premises, the provisions of Section 1.2(b) below shall apply.

(c)        The Center and the approximate location of the Building within the Center are depicted on the site plan attached hereto as Exhibit A-1 and incorporated herein by this reference (the “Site Plan”). The footprint and general interior configuration of the Building, including the approximate locations of the Premises and the Expansion Premises, are depicted on the drawings attached hereto as Exhibit A-2 and incorporated herein by this reference (collectively, the “Building Plan”). The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Center Common Areas.”

(d)        As an appurtenance to Tenant’s leasing of the Premises pursuant to this Lease, Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Center Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

1.2        Landlord’s Reserved Rights.

(a)        To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 12.1 hereof, the following rights: (i) to make changes to the Center Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Center Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center; (ii) to close temporarily any of the Center Common Areas for maintenance or other reasonable purposes; (iii) to construct, alter or add to other buildings and Center Common Area improvements in the Center; (iv) to use the Center Common

Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; (v) to do and perform such other acts with respect to the Center Common Areas and the Center as may be necessary or appropriate; and (vi) to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2(a) in such a manner as to cause any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease, or in such a manner as to leave Tenant without reasonable parking or reasonable access to the Premises, and shall in all other respects use commercially reasonable efforts to exercise its reserved rights under this Section 1.2(a) in a manner that does not materially impair Tenant’s ability to conduct its activities in the Premises in the normal manner.

(b)        Landlord expressly reserves, for the benefit of Landlord itself and for the benefit of the occupant(s) (if any) of the Expansion Premises during any period when the Premises constitute less than the entire Building, (i) the right to have non-exclusive access to and use of the corridor running along the northerly wall of the first floor of the Premises and connecting to the exterior of the Building through an emergency exit door, which access and use are intended to be solely for emergency exit purposes and to be exercised only on an occasional basis from time to time, when and as needed for purposes of emergency exiting from the Expansion Premises; and (ii) the right to have non-exclusive access to and use of the loading dock area of the Premises, upon reasonable prior request to Tenant, which access and use are intended to be solely for the temporary unloading and delivery (through the Building) of items destined for the Expansion Premises that are too large to fit through the exterior doors of the Expansion Premises, and are intended to be exercised only on an occasional basis from time to time, when and as needed for such unloading and delivery purposes. Tenant shall use reasonable efforts to avoid interfering with such limited, non-exclusive and occasional access to and use of the emergency exit corridor, and shall use reasonable efforts to accommodate and cooperate with requests for such limited, non-exclusive and occasional access to and use of the loading dock area, but may impose (with prior written notice to Landlord and to the occupant(s), if any, of the Expansion Premises) reasonable rules, regulations and security measures with respect to the exercise of such access and use rights, provided that such rules, regulations and security measures do not violate any applicable requirements of any governmental authority with respect to the functioning of the emergency exit corridor as an emergency exit from the Expansion Premises. Landlord shall use reasonable efforts to cause the exercise of such access and use rights, whether exercised by or on behalf of Landlord or an occupant of the Expansion Premises, to be conducted in a manner which does not materially impair Tenant’s ability to conduct its activities in the Premises.

1.3        Expansion Option.  Tenant shall have the option, exercisable by written notice to Landlord at any time on or before December 31, 2012, to cause the Expansion Premises to be added to the Premises upon expiration of the Prior Lease on December 31, 2013, at the minimum rental rate provided in Section 3.1(a)(ii) and otherwise upon all the terms and provisions set forth in this Lease. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date possession of the Expansion Premises is to be tendered to Tenant, then the exercise of the option shall be of no force or effect, the Expansion Premises shall not be added to the Premises, and this option shall be of no further force or effect. The option granted herein may be exercised by any permitted assignee of Tenant’s interest under this Lease, but may not be assigned to or exercised by any subtenant. If Tenant duly and validly exercises such option, then:

(a)        Landlord and Tenant shall promptly prepare and execute an amendment to this Lease providing for the addition of the Expansion Premises to the Premises covered by this Lease, effective as of the Direct Term Commencement Date.

(b)        The parties agree that their respective rights and obligations with respect to the condition of the Expansion Premises as of the Direct Term Commencement Date shall be governed by the same provisions applicable to the remainder of the Premises pursuant to Sections 2.3(a) and (b) below.

(c)        Landlord shall provide Tenant with a tenant improvement allowance in the maximum amount of One Hundred Seventy-Six Thousand One Hundred Forty-Five and No/100 Dollars ($176,145.00, calculated at the rate of $15.00 per square foot for the agreed area of 11,743 square feet for the Expansion Premises) (the “Expansion TI Allowance”), to be available for application towards the refurbishment of the Expansion Premises and/or the construction of tenant improvements in the Expansion Premises by Tenant. Tenant’s construction of any tenant improvements in the Expansion Premises shall be governed by the same provisions applicable to the remainder of the Premises pursuant to Section 2.3(c) below. The Expansion TI Allowance may be drawn down by Tenant at any time after January 1 of the calendar year immediately following the date on which Tenant delivers to Landlord a valid and binding written exercise of Tenant’s expansion option under this Section 1.3 and continuing up to and including July 31, 2014. Any unused portion of the Expansion TI Allowance shall be deemed to expire on July 31, 2014 and thereafter shall no longer be available to Tenant for any purpose. The Expansion TI Allowance shall not be used or usable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any movable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Premises (including the Expansion Premises) upon expiration or termination of this Lease. Subject to the limitation set forth in the preceding sentence, however, the Expansion TI Allowance may be used for architectural, engineering, project management and permit-related costs and fees. Additional conditions and procedures relating to the disbursement of the Expansion TI Allowance shall be as set forth in the Workletter as defined below. Draw-downs of the Expansion TI Allowance by Tenant shall not result in any Supplemental Minimum Rent (as defined below) obligation or in any other adjustment of Tenant’s rental obligations under this Lease.

1.4        First Offer Right.

(a)        If Tenant does not exercise the expansion option set forth in Section 1.3 above with respect to the Expansion Premises, then the first offer right provided in this Section 1.4 shall apply and Landlord shall not lease all or any portion of the Expansion Premises at any time during the term of this Lease (including any extended term, if applicable) except in compliance with this Section 1.4; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under this Lease, beyond any applicable notice and cure period; and provided, further, that Tenant’s rights pursuant to this Section 1.4 may be assigned to and exercised by any permitted assignee of Tenant’s entire interest in this Lease, provided that such assignee is in possession of the Premises at the time such option is exercised, but may not be assigned to or exercised by any subtenant.

(b)        If, at any time during the term of this Lease (including any extended term, if applicable), Landlord proposes to lease the Expansion Premises or any portion thereof, and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such intention to Tenant (the “ROFO Notice”), specifying the material terms on which Landlord proposes to offer and lease the Expansion Premises or applicable portion thereof (the “ROFO Offered Space”), and shall offer to Tenant the opportunity to lease the ROFO Offered Space on the terms specified in the ROFO Notice. Tenant shall have ten (10) business days after the date of delivery of the ROFO Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the ROFO Offered Space shall be leased to Tenant on the terms set forth in the ROFO Notice, and otherwise on the additional terms and provisions set forth in this Lease (except to the extent inconsistent with the terms set forth in the ROFO Notice), and the parties shall promptly (and in all events within twenty (20) days after delivery of Tenant’s acceptance) execute and deliver a lease amendment or new lease, as they may mutually determine to be convenient or appropriate, incorporating and implementing the terms of Tenant’s leasing of the ROFO Offered Space in accordance with this subparagraph. If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to execute and deliver such lease amendment or new lease (as applicable) within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or new lease, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the ROFO Offered Space to any third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the ROFO Notice, on terms that are not materially more favorable to the lessee than the terms set forth in the ROFO Notice, without re-offering the ROFO Offered Space to Tenant pursuant to this Section 1.4. If, in the course of negotiations with a third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the ROFO Notice in a manner materially more favorable to the third party than the minimum rental or other terms set forth in the ROFO Notice, then Landlord shall be required to re-offer the ROFO Offered Space to Tenant on such more favorable terms pursuant to another ROFO Notice under the same procedure set forth above, except that the time within which Tenant must respond to the new ROFO Notice shall be shortened to five (5) business days. If Landlord does not lease the ROFO Offered Space to a third party during the 180-day period described above, or if Landlord leases the ROFO Offered Space to a third party during such 180-day period and Landlord later, upon expiration or termination of such lease, again wishes to lease the ROFO Offered Space or any portion thereof during the term of this Lease (including any extended term, if applicable), then in either such event this first offer right shall reattach to the ROFO Offered Space on all of the same terms set forth above. For purposes hereof, in determining whether the terms offered to a third party are materially more favorable to such third party, (i) a variance of less than five percent (5%) in the amount of minimum or base NNN rent payments shall not be deemed materially more favorable to a third-party lessee than the terms set forth in the ROFO Notice, and (ii) Landlord’s offering to a third party of a term more than thirty five percent (35%) longer or shorter than the term specified in the ROFO Notice shall not constitute a provision materially more favorable to the third party than the term offered to Tenant in the ROFO Notice.

2.  TERM; CONDITION OF PREMISES

2.1        Term.

(a)        The term of this Lease shall commence on the Lease Commencement Date as defined above, but Tenant’s occupancy rights, obligation to pay minimum rental and Operating Expenses and all other rights and obligations under this Lease with respect to the Premises, except as otherwise expressly provided below in this paragraph or elsewhere in this Lease, shall commence on the date (the “Direct Term Commencement Date”) immediately following the date on which the Prior Lease expires, it being the intention of the parties that Tenant’s occupancy of the Premises as a subtenant under the Amgen Sublease shall be followed immediately, without any intervening gap, by Tenant’s occupancy of the Premises as a direct tenant under this Lease. The parties anticipate that the Direct Term Commencement Date will occur on January 1, 2014, since the presently scheduled expiration date of the Prior Lease is December 31,2013. Notwithstanding the preceding sentences:

(i)       Tenant’s obligation to pay Supplemental Minimum Rent pursuant to Section 3.1(b) below shall commence on October 1, 2010 (the “Supplemental Rent Commencement Date”); and

(ii)      the provisions of Section 2.4(c) through 2.4(e) and of the Workletter (as defined below) with respect to a walkthrough of the Premises, Tenant’s construction of tenant improvements in the Premises and Landlord’s provision of the Tenant Improvement Allowance shall be effective immediately upon the Lease Commencement Date, it being the intention of the parties that in connection with Tenant’s planned construction of tenant improvements in the Premises during the Amgen Sublease term and prior to the Direct Term Commencement Date, (A) as among Landlord, Tenant and Amgen collectively, such construction of tenant improvements shall be governed by the Prior Lease and the Amgen Sublease, but (B) specifically as between Landlord and Tenant, such construction of tenant improvements shall also be governed by the provisions of this Lease and of the Workletter, and in the event of any conflict or inconsistency between the provisions of the Prior Lease and Amgen Sublease on the one hand and the provisions of this Lease and of the Workletter on the other hand as applied to such construction of tenant improvements, solely as between Landlord and Tenant the provisions of this Lease and of the Workletter shall be controlling.

(b)        Notwithstanding the provisions of Section 2.1(a) above:

(i)       if the Prior Lease is terminated prior to its scheduled expiration date by either Landlord or Amgen LLC as a result of damage, destruction or condemnation, then this Lease shall be deemed to be terminated concurrently with such early termination, the Direct Term Commencement Date shall not occur, and Landlord and Tenant shall have no further obligations under this Lease; provided, however, that if such early termination of the Prior Lease is elected by either Amgen LLC or Landlord as a result of damage or destruction, then Landlord agrees to negotiate in good faith with Tenant, if so requested by Tenant, regarding the possibility of causing the Building to be rebuilt for occupancy by Tenant during the remaining term (if any) of the Prior Lease and during the term of this Lease, with the economic terms applicable to Tenant’s occupancy during the remaining term (if any) of the Prior Lease to be determined by the mutual agreement (if any) reached by the parties pursuant to such negotiations, but no such rebuilding of the Building and reinstatement of this Lease shall occur except pursuant to a written agreement mutually executed at the time by Landlord and Tenant in their respective discretion; and

(ii)      if the Prior Lease is terminated prior to its scheduled expiration date for any other reason, then unless otherwise agreed by Landlord and Tenant at the time in a written agreement mutually executed by them in their respective discretion, this Lease shall be deemed to be terminated concurrently with such early termination, the Direct Term Commencement Date shall not occur, and Landlord and Tenant shall have no further obligations under this Lease. Notwithstanding the preceding sentence, however, except in the event of casualty damage or condemnation (which shall be governed by subparagraph (b)(i) above), Landlord and Tenant agree that in the event of an early termination of the Prior Lease for any other reason (whether by mutual agreement or settlement or stipulation between Landlord and Amgen, or by order or judgment or operation of law pursuant to Landlord’s exercise of default remedies under the Prior Lease following a default by Amgen thereunder, or by any other means), then subject to the conditions set forth below in this subparagraph, effective upon and concurrently with such early termination (A) Landlord shall recognize and accept Tenant as a direct tenant of the Premises for the remaining term of the Prior Lease and Tenant shall recognize and attorn to Landlord and become a direct tenant of the Premises for the remaining term of the Prior Lease, with the terms and conditions of such direct tenancy to be the same in all material respects as the terms and conditions of the Amgen Sublease (including, but not limited to, all obligations under the Prior Lease which are incorporated into the Amgen Sublease as obligations of Tenant as subtenant thereunder), and with the parties to have the same rights, remedies and obligations with respect to one another as if the Amgen Sublease were still in effect with Landlord as the sublandlord thereunder and Tenant as the subtenant thereunder, except as otherwise expressly set forth below; and (B) this Lease shall not terminate and shall instead remain in full force and effect in accordance with its terms; provided, however, that the foregoing provisions of this sentence shall not apply, Tenant shall not be recognized as a continuing direct tenant of the Premises, and this Lease shall terminate concurrently with the early termination of the Prior Lease if any of the following circumstances exists at the time an early termination of the Prior Lease governed by this subparagraph (ii) occurs: (x) Tenant is then in material default (beyond any applicable notice and cure periods) with respect to any of its obligations under the Amgen Sublease (including, without limitation, any obligations under the Prior Lease which are incorporated into the Amgen Sublease as obligations of Tenant as subtenant thereunder); or (y) Tenant is insolvent, or has made a transfer in fraud of creditors or an assignment for the benefit of creditors, or has admitted in writing its inability to pay its debts when due, or has filed a voluntary petition in bankruptcy or any other petition seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation (collectively, a “Petition for Relief”), or is the subject of an involuntary Petition for Relief filed against it by any creditor or other third party which Petition for Relief has remained undischarged for a period of more than thirty

(30) days, or is the subject of a receivership, attachment, execution or other judicial seizure with respect to assets including its leasehold or subleasehold interest in the Premises. Notwithstanding anything to the contrary set forth above, if Landlord and Tenant enter into a direct landlord-tenant relationship for the remaining term of the Prior Lease pursuant to clause (A) above, Landlord shall not (I) be liable for or bound by any prepayment of more than the then-current month’s minimum rent under the Amgen Sublease or for any security deposit paid by Tenant to Amgen LLC pursuant to the Amgen Sublease (except to the extent, if any, that any such security deposit is actually transferred to Landlord by Amgen LLC), (II) be liable for any previous act or omission of Amgen LLC under the Amgen Sublease, except for the cure or correction of any continuing but curable defaults such as (but not limited to) a failure to repair or maintain which continues as of the date on which such direct landlord-tenant relationship commences, (III) be subject to any previously accrued defenses or offsets which Tenant may have or claim against Amgen LLC under the Amgen Sublease, (IV) be liable for or bound by any representations or warranties made by Amgen LLC as sublandlord in the Amgen Sublease, (V) be bound by any changes or modifications made to the Amgen Sublease without the prior written consent of Landlord, or (VI) be liable to Tenant under any indemnification provisions of the Amgen Sublease for liability accruing prior to the date on which such direct landlord-tenant relationship commences.

(c)        The term of this Lease shall end on December 31, 2017 (the “Termination Date”), unless sooner terminated or extended as hereinafter provided.

2.2        [Intentionally Omitted.]

2.3        Condition of Premises.

(a)        Except to the extent otherwise expressly provided in this Section 2.3, Tenant acknowledges that it will accept and occupy the Premises in “AS IS” condition as the Premises exist on the Direct Term Commencement Date, immediately following the termination or expiration of the Prior Lease and Amgen Sublease and of Tenant’s occupancy of the Premises as a subtenant thereunder; provided, however, that the foregoing provisions of this sentence shall be subject to any rebuilding obligations expressly imposed upon Landlord under the Prior Lease (to the extent any such rebuilding is in progress on the Direct Term Commencement Date) or pursuant to a future written agreement (if any) as contemplated in Section 2.1(b)(i) above. Accordingly, except as expressly set forth in this Section 2.3, this Lease has no specific delivery requirements with respect to the physical condition of the Premises as of the Lease Commencement Date or as of the Direct Term Commencement Date; the obligations of the applicable parties with respect to the physical condition of the Premises (including, but not limited to, repair and maintenance obligations) shall be governed by the Prior Lease (and, as between Amgen and Tenant, by the Amgen Sublease) for the period prior to the Direct Term Commencement Date, and by this Lease for the period commencing on the Direct Term Commencement Date. Without limiting the generality of the foregoing, TENANT ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.3, NEITHER LANDLORD NOR ANY AGENT OF LANDLORD IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDING, THE PREMISES AND THE IMPROVEMENTS THEREIN, OR WITH RESPECT TO THE PRESENT OR FUTURE

SUITABILITY OF THE BUILDING, THE PREMISES OR THE IMPROVEMENTS THEREIN FOR THE CONDUCT OF TENANT’S BUSINESS OR PROPOSED BUSINESS THEREIN, AS OF THE LEASE COMMENCEMENT DATE OR AS OF THE DIRECT TERM COMMENCEMENT DATE.

(b)        Notwithstanding the provisions of Section 2.3(a) above, Landlord shall, at Landlord’s sole expense, perform all work necessary to cause the following (collectively, “Landlord’s Work”) to be true on or as soon as practicable after the Direct Term Commencement Date: the roof, structural elements and exterior walls of the Building and the base Building HVAC, mechanical, electrical, plumbing and life safety systems and utilities serving the Premises shall be in good working condition and operable in their current locations, prior to modifications (or damage, if any) as a result of Tenant’s improvements or use. To the extent it is not reasonably practicable for Landlord’s Work to be completed by the Direct Term Commencement Date, Landlord shall thereafter proceed diligently and with reasonable efforts to complete Landlord’s Work as promptly as practicable thereafter, but in any event prior to the date three (3) months following the Direct Term Commencement Date. Following Landlord’s written notice to Tenant that Landlord has completed Landlord’s Work in the Premises and is delivering the Premises and the roof and the existing Building systems and utilities in the condition required above in this paragraph (“Landlord’s Completion Notice”), the respective obligations of the parties with respect to the maintenance, repair and/or replacement of all such systems and improvements shall be determined in accordance with the provisions of Article 8 hereof and any other applicable provisions of this Lease. If Landlord’s obligations with respect to Landlord’s Work under this paragraph are violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord’s sole cost, the condition(s) constituting such violation, except that Tenant shall be responsible for any such corrective work to the extent the condition(s) constituting the violation are attributable to modifications (or damage, if any) in the course of Tenant’s improvements to or use of the Premises; provided, however, that Tenant’s failure to give such written notice to Landlord regarding any alleged violation within one hundred eighty (180) days (or, in the case of latent defects, one (1) year) after the later of (x) the Direct Term Commencement Date or (y) the delivery of Landlord’s Completion Notice shall give rise to a conclusive and irrebuttable presumption that Landlord has complied with all Landlord’s obligations under this paragraph with respect to Landlord’s Work. TENANT ACKNOWLEDGES THAT THE WARRANTIES AND/OR OBLIGATIONS CONTAINED IN THIS SECTION 2.3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES, BUILDING SYSTEMS AND EXISTING IMPROVEMENTS IN THE PREMISES.

(c)        Subject to the provisions of Section 2.1(a)(ii) above, Tenant’s construction of any alterations or improvements that Tenant may elect to construct in connection with Tenant’s occupancy and use of the Premises shall be governed (i) by all applicable provisions of the Prior Lease to the extent such improvements are performed during the Amgen Sublease and are therefore subject to the provisions of the Prior Lease (and of the Amgen Sublease) by reason of Tenant’s status as a subtenant under the Amgen Sublease, and (ii) by this Lease and by the Workletter attached hereto as Exhibit B and incorporated herein by this reference (the “Workletter”), the provisions of which Workletter are incorporated in this Lease as if fully set forth herein, and such alterations and improvements shall be constructed in compliance with all of the provisions thereof (including, without limitation, all conditions relating to Landlord’s approval of contractors, subcontractors, and plans and specifications), as well as the provisions of this Section 2.3. As set forth in Section 2.1(a)(ii) above, in the event of any inconsistency or conflict between the provisions of the Prior Lease (as remaining applicable to the Premises during the term of the Amgen Sublease) and the provisions of this Lease and of the Workletter with respect to Tenant’s construction of improvements in the Premises, as between Landlord and Tenant, the provisions of this Lease and of the Workletter shall be controlling.

(d)        In connection with Tenant’s anticipated construction of improvements in the Premises, Landlord shall provide Tenant with a tenant improvement allowance in the maximum amount of One Million Seven Hundred Thirty-Seven Thousand Three Hundred and No/100 Dollars ($1,737,300.00, calculated at the rate of $25.00 per square foot for the agreed area of 69,492 square feet for the Premises) (the “Tenant Improvement Allowance”), to be available for application towards the construction of tenant improvements in the Premises by Tenant at any time after the Lease Commencement Date up to and including March 31, 2011. Any unused portion of the Tenant Improvement Allowance shall be deemed to expire on March 31,2011 and thereafter shall no longer be available to Tenant for any purpose. The Tenant Improvement Allowance shall not be used or usable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any movable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Premises upon expiration or termination of this Lease. Subject to the limitation set forth in the preceding sentence, however, the Tenant Improvement Allowance may be used for architectural, engineering, project management and permit-related costs and fees. Additional conditions and procedures relating to the disbursement of the Tenant Improvement Allowance shall be as set forth in the Workletter. To the extent the Tenant Improvement Allowance or any portion thereof is actually drawn down by Tenant, the amount actually drawn down shall result in an obligation of Tenant to pay Supplemental Minimum Rent pursuant to Section 3.1(b) hereof.

(e)        Landlord, Tenant and Amgen have conducted a mutual walk-through of the Premises, and on the basis of that walkthrough, Landlord has agreed (and hereby confirms for the benefit of Amgen and Tenant) that (i) Landlord shall not require Amgen or Tenant to remove at the expiration or earlier termination of the Prior Lease, and shall not require Tenant to remove at the expiration or earlier termination of this Lease, any alterations, additions, improvements, fixtures, trade fixtures or equipment located in the Premises as of the Lease Commencement Date; and (ii) any removal obligations with respect to alterations, additions or improvements constructed or performed in the Premises after the Lease Commencement Date shall be governed by the applicable provisions of this Lease and of the Workletter.

(f)        Tenant shall be entitled to have the use (but not the ownership), beginning on the Direct Term Commencement Date and continuing through the remaining term of this Lease, at no additional rent, of any and all existing cubicles, furniture, fixtures, trade fixtures and equipment (including, but not limited to, emergency generator, UPS systems, glass wash and cage wash equipment, lab case work, fume hoods, lab benches, cold rooms and associated laboratory improvements) located in the Premises on the Direct Term Commencement Date. LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION, NATURE OR SUITABILITY OF ANY SUCH ITEMS, AND TENANT AGREES TO ACCEPT

EACH ITEM THEREOF IN ITS CONDITION EXISTING AS OF THE DIRECT TERM COMMENCEMENT DATE, and thereafter to be responsible for the maintenance, repair and/or replacement of such items to the extent provided in, and in accordance with the provisions of, Article 8 hereof. Nothing in this paragraph shall be construed to authorize Tenant to demolish, dispose of or otherwise remove from the Premises any such existing items except with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Landlord expressly consents to Tenant’s proposed removal of approximately twenty-two (22) existing fume hoods from the Premises, of which removed fume hoods (i) twelve (12) fume hoods shall be transported and delivered by Tenant to Landlord, in substantially the same condition in which they were removed from the Premises, at a location designated by Landlord in writing in or about the Britannia Point Eden Business Park in Hayward, California and (ii) the remaining fume hoods may be disposed of by Tenant in such manner and for such value (if any) as Tenant in its discretion deems appropriate, at Tenant’s sole expense and in compliance with any applicable laws.

2.4        Acknowledgment of Commencement Dates.  Promptly following the Supplemental Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the various Commencement Dates, the Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the various Commencement Dates, Termination Date and related matters in accordance with the provisions of this Lease.

2.5        Holding Over.  If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the minimum rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the minimum rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises or any portion thereof, including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

2.6        Option to Extend Term.  Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(c) and otherwise upon all the terms and provisions set forth herein with respect to the initial direct term of this Lease, for one (1) additional term of three (3) years, commencing upon the expiration of the initial direct term hereof; provided, however, that such option shall be exercisable solely with respect to the entire Premises covered by this Lease on the date of exercise of such option. Exercise of such option shall be by written notice to Landlord not less than nine (9) months and not more than twelve (12) months prior to the expiration of the initial direct term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the initial direct term of this Lease (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises its extension option under this Section, then all references in this Lease (other than in this Section 2.6 itself) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. The extension option granted herein may be assigned to and exercised by any permitted assignee of Tenant’s entire interest in this Lease, provided that such assignee is in possession of the Premises at the time. such option is exercised, but may not be assigned to or exercised by any subtenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3.  RENTAL

3.1        Rental Amounts.

(a)        Minimum Monthly Rental.  Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Direct Term Commencement Date and thereafter on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month:

Months	Sq. Ft.	PSF/mo	Monthly
			Minimum Rental

01/01/14-12/31/14	69,492	$3.25	$ 225,849.00
01101/15-12/31/15	69,492	$3.35	$ 232,798.20
01/01/16-12/31/16	69,492	$ 3.45	$ 239,747.40
01/01/17- 12/31/17	69,492	$3.55	$ 246,696.60

(i)       Partial Months.  If the obligation to pay minimum rental hereunder during the initial term or during any extended term commences on other than the first day of a calendar month or if the initial term or any extended term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the applicable initial or extended term of this Lease, as the case may be, shall be prorated based on the number of days the applicable term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(ii)      Expansion under Section 1.3 (if applicable).  If Tenant duly and validly exercises its expansion option under Section 1.3 above, then Tenant’s monthly minimum rental obligations with respect to the Expansion Space shall be determined on the basis of the same rental rate per square foot applicable to the remainder of the Premises pursuant to Section 3.1(a) above or Section 3.1(c) below, as applicable, for the corresponding monthly payment periods.

(iii)     Expansion under Section 1.4 (if applicable).  If Tenant duly and validly exercises its first offer right under Section 1.4 above, then the commencement and amount of Tenant’s monthly minimum rental obligations with respect to the Expansion Space or applicable portion thereof shall be determined pursuant to the ROFO Notice accepted by Tenant and the lease amendment or other implementing agreement contemplated in Section 1.4(b) above.

(b)        Supplemental Minimum Rent.  If Tenant draws down any portion of the Tenant Improvement Allowance (as defined in Section 2.3(d) above), then beginning on the later of the Supplemental Rent Commencement Date or the first day of the calendar month following the month in which the first disbursement of Tenant Improvement Allowance funds by Landlord occurs, and continuing on the first day of each subsequent calendar month through December 31, 2013, Tenant shall pay to Landlord supplemental minimum rent (“Supplemental Minimum Rent”), for each month during such payment period, in a monthly amount equal to the product of 0.018 times the cumulative amount of the Tenant Improvement Allowance drawn down by Tenant through the end of the month immediately preceding the month in which such Supplemental Minimum Rent is being paid. Thus, by way of illustration, (i) if the cumulative amount of the Tenant Improvement Allowance drawn through September 30, 2010 is $500,000.00, then the Supplemental Minimum Rent payment due as of October 1, 2010 will be $9,000.00, and (ii) when the entire Tenant Improvement Allowance of $1,737,300.00 has been drawn down, then the Supplemental Minimum Rent payment due for each subsequent month through December 31, 2013 will be $31,271.40 per month. The parties acknowledge that Tenant’s payment of Supplemental Minimum Rent based on amounts drawn under the Tenant Improvement Allowance as set forth in this paragraph represents a method of cost recovery and does not constitute a loan from Landlord to Tenant. Any terminology used in discussions between the parties which is similar to terminology that might be used in connection with a loan (such as amortization or an express or implied interest rate) is used solely for convenience in calculating the rate of such cost recovery and may not be used or relied upon to imply or establish any lending relationship between the parties. Following the Direct Term Commencement Date, Tenant shall have no further or continuing obligation to make current payments of Supplemental Minimum Rent.

(c)        Rental Amounts During Extended Term.  If Tenant properly exercises its option to extend the term of this Lease pursuant to Section 2.6 above, then (i) the monthly minimum rental during the first year of the extended term shall be equal to the fair market rental (as defined below) for the Premises (including the Expansion Premises, if applicable), determined as of the commencement of the extended term in accordance with this paragraph, and (ii) the monthly minimum rental during each subsequent year of the extended term shall increase annually at a rate equal to the market rental increase rate (as defined below), likewise determined as of the commencement of the extended term in accordance with this paragraph. Upon Landlord’s receipt of a proper notice of Tenant’s exercise of its option to extend the term of this Lease, the parties shall have thirty (30) days in which to agree on the fair market rental and market rental increase rate for the Premises (including the Expansion Premises, if applicable) at the commencement of the extended term for the uses permitted hereunder. If the parties agree on such fair market rental and market rental increase rate, they shall execute an amendment to this Lease stating the amount of the minimum monthly rental for the extended term as determined pursuant to the first sentence of this paragraph. If the parties are unable to agree on such fair market rental and/or market rental increase rate within such thirty (30) day period, then within fifteen (15) days after the expiration of such 30-day period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar life science properties in northern San Mateo County to appraise and set the initial fair market rental and market rental increase rate for the Premises (including the Expansion Premises, if applicable) at the commencement of the extended term in accordance with the provisions of this paragraph. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental and market rental increase rate within thirty (30) days after the appointment of the second, then the two appraisers shall appoint a third similarly qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree . upon a third appraiser, then either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the San Mateo County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted for either party or its affiliates in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the initial fair market rental and market rental increase rate for the extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, then (x) the three appraised fair market rentals shall be averaged and the resulting figure shall be the initial fair market rental for the extended term, and (y) the three appraised market rental increase rates shall be averaged (or, if it is not possible to take a mathematical average of such market rental increase rates, then the third appraiser shall calculate a market rental increase rate which is the nearest reasonable approximation to a mathematical average of the three appraised market rental increase rates) and the resulting figure shall be the market rental increase rate for the extended term, both of which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Section 3.1(c), the “fair market rental” of the Premises (including the Expansion Premises, if applicable) shall be determined with reference to the then prevailing market rental rates for comparable life sciences projects in the City of South San Francisco and surrounding areas, with shell and office, laboratory and research and development improvements and site (common area) improvements of a quality, scale, nature and location comparable to those then existing in the Premises (including the Expansion Premises, if applicable) and in the Center, taking into consideration that there will be no tenant improvement allowance, free rent or other concessions under this Lease with respect to the extended term, and the “market rental increase rate” shall mean the then prevailing market rate for annual rental increases under triple-net leases of comparable duration for life sciences projects and premises in the City of South San Francisco and surrounding areas (which annual rental increase rates might, by way of example but not limitation, be expressed as a percentage of the preceding year’s rental rate or as a formula based on the Consumer Price Index or some other objective index or base, consistent with then-current market conditions).

(d)        Square Footage Measurements.  The Building, the Premises and the Expansion Premises were fully constructed prior to the date of this Lease, have been measured by Landlord’s architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, the Building has been determined to contain 81,235 rentable square feet, the Premises have been determined to contain 69,492 rentable square feet and the Expansion Premises have been determined to contain 11,743 rentable square feet, which measurements are final and binding on the parties, are hereby accepted by the parties for all purposes under this Lease and are not subject to re-measurement or adjustment. The fact that a different measurement of the Premises (70,235 rentable square feet) is used by Tenant and Amgen LLC in the Amgen Sublease (and is used by Tenant, Amgen LLC and Landlord in the Consent of Master Landlord to the Amgen Sublease) represents a method of implementing a specific economic understanding between Tenant and Amgen LLC but has no bearing on the agreed square footage measurements set forth above for purposes of this Lease.

3.2        Late Charge.  If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser often percent (10%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due; provided, however, that for the first instance of late payment in any period of twelve (12) consecutive calendar months during the term of this Lease, Tenant shall not be required to pay such late charges unless Tenant has failed to pay the past-due amount within three (3) business days after Landlord has given Tenant notice that such amount is past due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Center. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4.  TAXES

4.1        Personal Property.  From and after the Direct Term Commencement Date (or, in the case of items brought onto the Premises by Tenant prior to the Direct Term Commencement Date, from and after the date such items are brought onto the Property by Tenant), Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of any and all alterations, additions and items existing on or in the Premises from time to time during the term of this Lease and taxed as personal property rather than as real property, including (but not limited to) all personal property, trade fixtures and other property placed by Tenant on or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within thirty (30) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included (with such itemization or other supporting detail as may be reasonably available for purposes of identifying the items covered by such taxes and assessments) and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

4.2        Real Property.  To the extent any real property taxes and assessments on any portion of the Premises are assessed by the taxing authority directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against such portion of the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent portions of the Premises are taxed or assessed to Landlord following the Direct Term Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease. Notwithstanding the foregoing, Tenant shall not be required to pay, and there shall not be included in Operating Expenses, any tax or assessment expense or any increase therein (a) in the nature of a tax on Landlord’s net income, or in the nature of an inheritance, gift, transfer, estate or death tax; or (b) in excess of the amount which would be payable on a current basis if such tax or assessment expense were paid in installments over the full period for which such installments would customarily be paid; or (iii) imposed on land or improvements other than those constituting part of the Center.

5.  OPERATING EXPENSES

5.1        Payment of Operating Expenses.

(a)        Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rent, Tenant’s Operating Cost Share of the Operating Expenses defined in Section 5.2, subject to adjustment pursuant to Section 5.l(b) when applicable. For purposes of this Section 5.1, “Tenant’s Operating Cost Share” shall be as follows:

(i)       in the case of Operating Expenses that are reasonably determined by Landlord to be allocable solely to the Building, eighty-five and fifty-four hundredths percent (85.54%) during any period when Tenant is leasing only the Premises as initially defined in this Lease;

(ii)      in the case of Operating Expenses that are reasonably determined by Landlord to be allocable to the Phase 1 Buildings, forty-seven and sixteen hundredths percent (47.16%) during any period when Tenant is leasing only the Premises as initially defined in this Lease; and

(iii)     in the case of Operating Expenses that are reasonably determined by Landlord to be allocable on a Center-wide basis, twenty-seven and forty-two hundredths percent (27.42%) during any period when Tenant is leasing only the Premises as initially defined in this Lease.

(b)        Calculations of Tenant’s Operating Cost Share for purposes of Section 5.1(a) above are based upon the following rentable square footage figures: (i) 69,492 rentable square feet for the Premises as defined at the Lease Commencement Date; (ii) 81,235 rentable square feet for the entire Building (including the Expansion Premises of 11,743 square feet); (iii) an aggregate of 147,362 rentable square feet for the Phase 1 Buildings; and (iv) an aggregate of 253,438 rentable square feet for all four buildings presently located in the Center. If the actual area of the Premises or of any of the buildings existing from time to time in the Center changes for any reason (including, but not limited to, Tenant’s leasing of part or all of the Expansion Premises or Landlord’s modification of existing buildings or construction of new buildings in the Center), then Tenant’s Operating Cost Share shall be adjusted proportionately to reflect the new actual areas of the Premises and/or such other buildings, as applicable, as determined reasonably and in good faith by Landlord’s architect on the same basis of measurement as applied in determining the rentable square footage amounts set forth in the first sentence of this paragraph.

5.2        Definition of Operating Expenses.  Landlord and Tenant acknowledge that, except to the extent (if any) otherwise expressly provided in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease , are intended to pass on to Tenant or to reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Premises, the Building and the Center, and with Tenant’s conduct of its business operations therein. To the extent such costs and expenses are not charged directly to and paid directly by Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as additional rent pursuant to the provisions of this Article 5.

(a)        Subject to the exclusions and provisions hereinafter contained and the allocation principles set forth in Section 5.1, the term “Operating Expenses” shall mean, without duplication, the total costs and expenses incurred by Landlord for management, operation and maintenance of the Building and the Center, including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, environmental and seismic insurance as part of or in addition to any casualty or property insurance policy), property management, transportation demand management, landscaping, and the operation, repair and maintenance of buildings (including, but not limited to, Building Common Areas) and Center Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on gross rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect, and also including (but not limited to) all costs and expenses incurred in connection with any appeals or other proceedings challenging the amount of any real or personal property taxes or assessments against the Center or any part thereof; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center or the improvements therein, amortized over the useful life of such capital improvements as determined reasonably and in good faith by Landlord on the basis of generally accepted accounting principles, consistently applied, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute, or (bb) which are required by law, ordinance, regulation or order of any governmental authority which become effective from and after the Lease Commencement Date (excluding, however, any such expenses incurred by Landlord in complying with Landlord’s obligations under Section 2.3), or (cc) of which Tenant has use or which benefit Tenant and which in either case under this clause (cc) are reasonably consistent with the nature and quality of the Center as a first-class office and research and development campus, or (dd) which fall within the categories of “capital” repairs or replacements described in Section 8.1(a) or in Section 8.3 as being eligible to be recovered as capital items under this Article 5; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) paid by Landlord, as owner of the Center, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1(d) hereof. Operating Expenses shall not include any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor any costs attributable to Landlord’s Work under Section 2.3 above, nor any costs attributable to buildings, the square footage of which is not taken into account in determining Tenant’s Operating Cost Share under Section 5.1 for the applicable period. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis, as determined reasonably and in good faith by Landlord’s accountants.

(b)        Notwithstanding any other provisions of this Section 5.2, the following shall not be included within Operating Expenses: (i) rent paid to any ground lessor; (ii) the cost of constructing tenant improvements for any tenant of the Building or the Center; (iii) the costs of special services, goods or materials provided to any other tenant of the Building or the Center and not offered or made available to Tenant; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Center, or as to which any other tenant of the Center is obligated to make such repairs or to pay the cost thereof; (v) legal fees, advertising costs or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Center; (vi) repairs, alterations, additions, improvements or replacements needed to rectify or correct any defects in the design, materials or workmanship of the Building, the Center or the Center Common Areas; (vii) damage and repairs necessitated by the active negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents; (viii) executive salaries or salaries of service personnel to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building or the Center; (ix) Landlord’s general overhead expenses not related to the Building or the Center; (x) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Center, or in connection with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Center or any part thereof; (xi) costs incurred due to a violation by Landlord or any other tenant of the Center of the terms and conditions of any lease; (xii) costs of any service provided to Tenant or to other occupants of the Building or the Center for which Landlord is reimbursed other than through recovery of Operating Expenses; (xiii) personal property taxes due and payable by any other tenant of the Center; (xiv) costs incurred by Landlord pursuant to Article 13 of this Lease in connection with an event of casualty or condemnation (including, but not limited to, any applicable deductible and/or coinsurance amounts under applicable insurance policies); (xv) costs incurred in connection with the presence of any hazardous substance or hazardous waste (as such terms are defined in Section 9.6) on, under or about the Center (but in the event of any use or release of such a hazardous substance or hazardous waste by Tenant or related parties as described in Section 9.6, Tenant’s responsibility therefor shall be determined pursuant to Section 9.6); (xvi) interest. charges and fees incurred on debt; (xvii) costs in the nature of depreciation, amortization or other expense reserves, except in connection with any amortization of capital expenditures that is expressly authorized under any provision of this Lease; (xviii) costs or expenditures for capital repairs, replacements and improvements (as determined pursuant to Section 5.2(a) above) in excess of the amortized amounts which are expressly authorized to be included as Operating Expenses under the provisions of clause (v) of Section 5.2(a) above or under any other applicable provision of this Lease; (xix) costs incurred in connection with any construction of additional buildings in the Center; (xx) any fee or compensation paid to or retained by Landlord (including any person controlling, controlled by or under common control with Landlord) for the management or administration of the Center to the extent such fee or compensation exceeds a reasonable market rate for commercial property management services engaged on an arm’s-length basis for properties similar to the Center (but in any event not exceeding four percent (4%) of the minimum monthly rental and Operating Expenses); and (xxi) taxes and assessments excluded pursuant to the last sentence of Section 4.2 above.

5.3        Determination of Operating Expenses.  On or before the Direct Term Commencement Date and during the last month of each subsequent calendar year of the term of this Lease (“Expense Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Expense Year or applicable portion thereof. On or before the first day of each month during the ensuing Expense Year or applicable portion thereof, beginning on the Direct Term Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of an Expense Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses for an Expense Year will vary from Landlord’s previous estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for the applicable Expense Year and subsequent payments by Tenant for such Expense Year shall be based upon such revised estimate.

5.4        Final Accounting for Expense Year.

(a)        Within ninety (90) days after the close of each Expense Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Expense Year prepared by Landlord from Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Expense Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages. Delivery of such annual statement may be made in the same manner by which Landlord delivers monthly rent invoices to Tenant (which delivery methods may include first class mail or email to a representative designated by Tenant), and need not be made in strict compliance with the notice provisions of this Lease.

(b)        At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 5.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall reasonably designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Expense Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. Any such independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates and who is compensated on an hourly or fixed-price basis and not on a contingency basis dependent upon the outcome of the audit. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Expense Year, and shall be based on generally accepted accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Expense Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Expense Year by more than five percent (5%), in which case Landlord shall pay all reasonable costs and expenses of the audit. Tenant shall be deemed to have approved Landlord’s annual statement of Operating Expenses, and shall be barred from raising any claims regarding Operating Expenses for the period covered by such annual statement, except to the extent Tenant specifically identifies any objections or claims based on such annual statement, in reasonable detail, by written notice to Landlord within four (4) months after Tenant’s receipt of the applicable annual statement. To the extent Tenant provides Landlord with timely written notice of any such objections or claims, Landlord and Tenant shall cooperate reasonably and in good faith to try to resolve the objections or claims raised by Tenant, which cooperation may include the use of an independent audit initiated by Tenant as contemplated above. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4. Notwithstanding any of the foregoing provisions of this Section 5.4(b), in no event shall Tenant be permitted to audit Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay when due all rent and other charges under this Lease.

5.5        Proration.  If the Direct Term Commencement Date falls on a day other than the first day of an Expense Year or if this Lease terminates on a day other than the last day of an Expense Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Expense Year shall be prorated on the basis which the number of days during such Expense Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

6. UTILITIES AND SERVICES

6.1        Payment.  Commencing with the Direct Term Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Premises (other than any costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 5.2 hereof), including any taxes on such services and utilities.

(a)        The parties recognize and acknowledge that not all utilities and services supplied to the Building are separately metered as between the Expansion Premises and the Premises. To the extent any such utilities or services supplied to the Premises are not separately metered, then during any period in which the Premises constitute less than the entire Building, the amount thereof shall be allocated between the Premises and the other premises or areas sharing such utilities or services in an appropriate manner as determined reasonably and in good faith by Landlord, and (i) to the extent the applicable shared utilities or services are billed to Landlord by the applicable service provider, the portion thereof allocable to the Premises may, in Landlord’s discretion, either be included in Operating Expenses allocable to the Premises under Section 5.1 hereof or be billed directly to Tenant and paid or reimbursed by Tenant within twenty (20) business days after receipt of Landlord’s statement and request for payment, accompanied by reasonable supporting documentation evidencing the calculation or determination of the amount for which payment or reimbursement is requested; and (ii) to the extent the applicable shared utilities or services are billed to Tenant by the applicable service provider, the portion thereof determined reasonably and in good faith by Landlord to be allocable to the other premises or areas sharing such utilities or services shall be reimbursed to Tenant through a credit against Tenant’s Operating Expense obligations hereunder, effective upon Tenant’s delivery to Landlord or its property manager (as designated by Landlord) of reasonable supporting documentation evidencing the actual expenses for which such reimbursement is claimed by Tenant (based on Landlord’s reasonable, good faith and appropriate allocation as specified above).

(b)        Tenant acknowledges that Landlord shall have no obligation to provide guard service or any other security measures for the benefit of the Premises, the Building or the Center. Any such security measures deemed by Tenant to be necessary or appropriate for the benefit of the Premises shall be provided by Tenant at its sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and of the respective property of any of the foregoing, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed (except as otherwise required by applicable laws in the case of the emergency exit corridor serving the

Expansion Premises). To the extent Tenant installs or uses any security system for the Premises, Tenant shall at all times provide Landlord with a contact person who can disarm such security system and who is familiar with the functioning of such security system in the event of a malfunction.

6.2        Interruption.  There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Premises, the Building or the Center because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Premises that (a) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents, employees or contractors and (b) continues for more than three (3) business days and (c) materially impairs Tenant’s ability to use the Premises for the intended purpose hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Premises, and such abatement shall continue until Tenant’s use of the Premises is no longer materially impaired thereby. Tenant expressly waives any benefits of any applicable existing or future law (including, but not limited to, the provisions of California Civil Code Section 1932(1)) to the extent the same permits the termination of a lease due to any such interruption or failure of any service or utility, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Section 6.2.

7.  ALTERATIONS; SIGNS

7.1        Right to Make Alterations.  Tenant shall make no alterations, additions or improvements to the Premises or the Building, other than interior non-structural alterations in the Premises costing less than (i) Twenty-Five Thousand Dollars ($25,000) for any single alteration or improvement or set of related and substantially concurrent alterations or improvements, and (ii) Seventy-Five Thousand Dollars ($75,000) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be completed with due diligence in a good and workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. All architects, contractors and subcontractors engaged by Tenant for work in or related to the Premises shall be subject to prior written approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and Tenant shall cause all such contractors and subcontractors to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord, the additional insureds specified in Section 10.1(a) below, and any other persons or entities reasonably designated in writing by Landlord from time to time as persons or entities to be designated as additional insureds for purposes of such Section 10.1(a) and/or for purposes of this Section 7.1, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. In addition, to the extent Tenant engages any outside contractors for the construction of any alterations, additions or improvements governed by this Section 7.1, Tenant shall comply with the union labor requirement set forth in Section 17.24 below. Notwithstanding any other provisions of this Section 7.1, under no circumstances shall Tenant make any structural alterations or improvements, or any changes to the roof or equipment installations on the roof, or any alterations materially affecting any Building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with as-built drawings and with a copy of the signed building permit(s) for all alterations, additions and improvements constructed or installed by Tenant from time to time in and about the Premises. In connection with any request by Tenant for approval of alterations, additions or improvements pursuant to this Section 7.1, Tenant shall reimburse to Landlord an amount equal to the reasonable fees and costs incurred by Landlord for third-party review of proposed and/or revised plans, specifications, drawings and other design and construction documents for such alterations, additions or improvements, to the extent such review is reasonably deemed by Landlord to be necessary or appropriate (including but not limited to, as applicable, review by architects, engineers, environmental consultants and other third-party professionals and by Landlord’s third-party project manager or property manager, if applicable). Any such direct reimbursement shall be due and payable within thirty (30) days after delivery to Tenant of Landlord’s written request for such reimbursement, accompanied by copies of invoices or other documentation reasonably supporting or evidencing the amounts for which reimbursement is claimed. Notwithstanding any of the foregoing provisions, Tenant’s initial construction of alterations and improvements in any portion of the Premises in connection with Tenant’s initial occupancy of the Premises shall be governed by the Workletter and shall not be subject to the provisions of this Section 7.1.

7.2        Title to Alterations.  All alterations, additions and improvements installed by Tenant in, on or about the Premises, the Building or the Center (including, but not limited to, affixed lab benches, fume hoods, clean rooms, cold rooms and other similar improvements and affixed equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, equipment and trade fixtures, except to the extent any such items are specifically described in the parenthetical in the initial portion of this sentence, and shall not apply to any equipment that is leased by Tenant from non-affiliated third parties or owned and installed by Tenant and is in either case designed to be portable or removable in nature (i.e., installable and removable without any material adverse impact on the existing improvements and Building systems in the Building). Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Landlord agrees to consider in good faith and respond promptly in writing to any written requests by Tenant from time to time for confirmation of whether any specific items of equipment or machinery will be deemed to be removable for purposes of this Section 7.2.

(a)        Notwithstanding any other provisions of this Article 7, (i) under no circumstances shall Tenant have any right or obligation to remove from the Premises or the Building, at the expiration or termination of this Lease, any lab benches, fume hoods, clean rooms, cold rooms or other similar improvements and equipment installed in the Premises, even if such equipment and improvements were installed by Tenant; (ii) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any alterations, additions, improvements or equipment acquired, constructed or installed with the use, in whole or in part, of any funds from the Tenant Improvement Allowance or the Expansion TI Allowance; (iii) Landlord shall not be entitled to require Tenant to remove any alterations, additions or improvements specifically approved or consented to by Landlord in writing under Section 7.1 hereof unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the applicable alterations, additions or improvements; and (iv) Landlord shall not be entitled to require Tenant to remove any alterations, additions or improvements constructed or installed pursuant to the Workletter unless Landlord specified its intention to do so at the time of granting of Landlord’s approval of the plans and specifications for the applicable elements of such alterations, additions or improvements. Landlord agrees that (i) it will not withhold approval of specific elements of any alterations, additions, or improvements, or condition its approval upon Tenant’s agreement to remove such elements upon termination or expiration of this Lease, unless Landlord reasonably believes that the functionality and marketability of the Premises for purposes of re-leasing the Premises would be materially adversely affected by the continued presence of such elements, and (ii) it will not require Tenant to remove upon expiration or termination of this Lease, or condition its approval upon Tenant’s agreement to remove upon termination or expiration of this Lease, any alterations, additions or improvements which constitute standard, non-extraordinary improvements for office, lab and/or Larc uses in biotech facilities.

(b)        Notwithstanding any other provisions of this Article 7, (i) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds (if any) paid or reimbursed by Landlord; and (ii) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant’s own funds (and without any payment or reimbursement by Landlord), despite the fact that the items described in this clause (ii) are characterized in this Section 7.2 as becoming Landlord’s property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items to the extent provided in Article 10 hereof and bear the risk of loss with respect to such items to the extent provided in Article 13 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed by Tenant have been funded through any payment or reimbursement by Landlord and which (if any) have been constructed or installed with Tenant’s own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.

7.3        Tenant Trade Fixtures.  Subject to Section 7.2 and to Section 7.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any trade fixtures which are affixed to the Building or which affect the Building systems, the roof or other exterior or structural portions of the Building shall require Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 7.5, the foregoing shall apply to Tenant’s signs, which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 7.3.

7.4        No Liens.  Tenant shall at all times keep the Building and the Center free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Center. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Center. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant; provided, however, that the foregoing indemnity shall not apply (a) with respect to any Landlord Work, or (b) any work performed by Tenant (or any materials or supplies related to such work) for which Landlord is obligated to make direct payment to the contractor or supplier out of the Tenant Improvement Allowance or the Expansion TI Allowance.

7.5        Signs.  Without limiting the generality of the provisions of Section 7.3 hereof, Tenant shall have the right to install building, monument, rooftop and/or building entrance signage for the Premises (including, if applicable, Tenant’s prorata share of any existing shared signage) consistent with other tenant signage programs in the Center, at Tenant’s sole expense, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center.

7.6        Communications and Computer Lines.  Tenant may install, maintain, replace, remove and use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (a) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the Identification Requirements (as defined below); (b) any new Lines serving the Premises shall comply with all applicable governmental laws and regulations; (c) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal; (d) to the extent Tenant engages any outside contractors or service providers for the installation of Lines and related work governed by this Section 7.6, Tenant shall comply with the union labor requirement set forth in Section 17.24 of this Lease; and (e) Tenant shall pay all costs in connection with any of the foregoing activities and requirements. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (i) every four feet (4’) outside the Premises (specifically including, but not limited to, any common electrical room, risers and other Common Areas), and (ii) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines installed by Tenant located in or serving the Premises prior to such expiration or earlier termination of this Lease.

8.  MAINTENANCE AND REPAIRS

8.1        Landlord’s Obligation for Maintenance.

(a)        Landlord shall repair, maintain and replace or cause to be repaired, maintained and replaced (in the case of replacements, as reasonably determined by Landlord to be necessary or appropriate), (i) the Center Common Areas and the roof, foundation, exterior walls and other structural portions of the Building, and (ii) if and to the extent applicable under Section 8.2(b) below, the Common Building Systems as defined in such Section 8.2(b). The cost of all work performed by Landlord under this Section 8.1 may, in Landlord’s discretion, either (x) be treated as an Operating Expense hereunder or (y) in the case of work relating solely to the Building or the Premises, be charged back by Landlord for direct reimbursement by Tenant and the other occupants of the Building (if any) on a prorata basis, in which event such reimbursement shall be paid to Landlord within twenty (20) business days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested; provided, however, that the foregoing direct reimbursement procedure, to the extent Landlord elects to use the same, shall remain subject to any exclusions, amortization requirements and other similar limitations that would apply if the cost in question were being treated as an Operating Expense under Article 5 hereof; and provided further, that the foregoing reimbursement procedure shall be applied consistently by Landlord within the Center so that Tenant shall not be billed or responsible for any share of any Operating Expenses attributable to any other building in the Center to the extent that Operating Expenses of a similar category relating to the Building are direct-billed to Tenant pursuant to the foregoing reimbursement procedure. The cost provisions of the preceding sentence shall not apply to the extent the applicable work by Landlord (i) is required due to the active negligence of Landlord; (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 2.3 hereof; (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, or is otherwise expressly excluded from treatment or limited in its treatment as an Operating Expense under any other applicable provision of Section 5.2 hereof; (iv) results from an event of casualty or condemnation covered by Article 13 hereof (in which event the provisions of such Article 13 shall govern the parties’ respective rights and obligations); or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof).

(b)        Tenant knowingly and voluntarily waives the right, under any law, statute, regulation or ordinance now or hereafter in effect, (i) to make repairs at Landlord’s expense (except as expressly set forth in Section 8.1(c) below), and (ii) to offset the cost thereof against rent or other charges falling due from time to time under this Lease.

(c)        If (i) Landlord fails to perform promptly any repair, maintenance or replacement required to be performed by Landlord on the Building or Premises under Section 8.1(a) and (ii) such failure creates a material risk to health and safety or a material risk of damage to property or a material impairment of Tenant’s ability to conduct its business in the Premises and (iii) such failure continues for more than five (5) business days after Tenant gives Landlord written notice of such failure (or, if such repairs or maintenance cannot reasonably be performed within such 5-business-day period, then if Landlord fails to commence performance within such 5-business-day period and thereafter to pursue such performance diligently to completion) and (iv) such failure continues for more than five (5) additional calendar days after Tenant gives Landlord a further written notice stating that Landlord has failed to comply with the requirements of the preceding clause (iii) and that Tenant therefore intends to exercise its self help rights under this Section 8.1(c), then upon satisfaction of all such conditions, Tenant shall have the right, but not the obligation, to perform such repairs or maintenance and if Tenant elects to perform such repairs or maintenance, Tenant shall bear its pro-rata share of the costs of such repairs or maintenance (to the extent such costs, if incurred by Landlord, would have been eligible to be passed through to Tenant during the calendar year in which incurred as a direct chargeback or Operating Expense passthrough to Tenant under Article 5 and/or this Section 8.1) and Landlord shall reimburse Tenant for the remainder of the reasonable cost thereof within twenty (20) days after written notice from Tenant of the completion and cost of such work, accompanied by copies of invoices or other documentation reasonably supporting the costs for which Tenant is requesting reimbursement. Under no circumstances, however, shall Tenant have any right to offset or deduct the cost of any such work against rent or other charges falling due from time to time under this Lease.

8.2        Tenant’s Obligation for Maintenance.

(a)        Premises.  Except as provided in Section 8.1 and/or Section 8.2(b) hereof, and subject to the provisions of Article 13 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 13), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, the electrical, plumbing and sewer (within the Premises and up to the “T” junction(s) serving the Premises), telephone and communications systems serving the Premises, the HVAC equipment and other mechanical systems and elevators (if any) serving the Premises (for which equipment, systems and elevators Tenant shall enter into a service contract with a person or entity reasonably approved by Landlord), any supplemental or auxiliary mechanical systems installed by Tenant to serve the Premises, exposed plumbing and sewage and other utility facilities within or serving the Premises, all doors, door checks, windows, plate glass, door fronts, fixtures, partitions, lighting, wall surfaces, floor surfaces and coverings and ceiling surfaces and coverings of the Premises, and all other interior repairs, foreseen and unforeseen, with respect to the Premises, as required. To the extent Tenant engages any outside contractors or service providers for the performance of Tenant’s obligations under this Section 8.2, Tenant shall comply with the union labor requirement set forth in Section 17.24 of this Lease.

(b)        Common Building Systems.  As currently demised, the Premises and the Expansion Premises share the use of certain Building utility systems, including (but not limited to) various utility systems, CDA systems and certain HVAC units (collectively, “Common Building Systems”). Beginning on the Direct Term Commencement Date, unless and until (if applicable) the entire Expansion Premises have been added to the Premises (pursuant to expansion or ROFO rights set forth in this Lease or otherwise):

(i)      Tenant shall operate, maintain and repair the Common Building Systems serving both the Premises and the Expansion Premises in a diligent, prudent and commercially reasonable manner, including (but not limited to) compliance with any requests reasonably submitted in writing by Landlord relating to the operation, maintenance and repair of such Common Building Systems. Such operation, maintenance and repair of the Common Building Systems shall be at Tenant’s sole cost and expense, except that Tenant shall be entitled to recover from Landlord reimbursement for the prorata share of such expenses determined reasonably and in good faith by Landlord to be appropriately allocable to the portion (or all, if applicable) of the Expansion Premises that does not then constitute part of the Premises hereunder, which reimbursement shall (unless otherwise agreed in writing by Landlord and Tenant) take the form of a credit against Tenant’s Operating Expense obligations under this Lease in the same manner provided in the final sentence of Section 6.1(a) above.

(ii)      In lieu of the requirements of subparagraph (i) above, Tenant in its discretion may elect to perform or cause to be performed at Tenant’s sole cost and expense, in accordance with plans and specifications prepared by Tenant and approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and in accordance with all applicable laws, all demising, alterations and other construction work necessary in order to separate the Common Building Systems in such a manner that utilities and building systems serving the Expansion Premises are functionally separate and independent from the Premises and provide, on a stand-alone basis, a level of services, utilities and operating functionalities substantially equivalent to those presently existing in the Expansion Premises as of the Lease Commencement Date. Upon completion of such work, Tenant shall thereafter be responsible at Tenant’s sole cost and expense for the repair and maintenance of all such utilities and systems serving the Premises in accordance with Section 8.2(a) above and Landlord shall thereafter be responsible, at Landlord’s cost and expense (as between Landlord and Tenant) and not as an Operating Expense under this Lease, for the repair and maintenance of all such utilities and systems serving the Expansion Premises.

(iii)     Notwithstanding the foregoing provisions, during any period in which Tenant is operating, maintaining and repairing under subparagraph (i) above any Common Building Systems serving both the Premises and the Expansion Premises, if and to the extent either party in its discretion determines that the arrangement under which Tenant is responsible for such operation, maintenance and repair of any Common Building Systems is unduly burdensome, inconvenient, inappropriate or otherwise unsatisfactory in any respect, then Landlord may by written notice to Tenant elect to take over, or Tenant may by written notice to Landlord elect to have Landlord take over, the operation, maintenance and repair of any or all of the Common Building Systems as an additional obligation of Landlord under Section 8.1 above, in which event, to the extent Landlord takes over such operation, maintenance and repair, the costs thereof shall be recoverable by Landlord in the same manner provided in Section 8.1 above.

(c)        Landlord’s Remedy.  If Tenant fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder and such failure continues for more than fifteen (15) days after written notice from Landlord specifying the required repairs (except in case of emergency, in which event no such prior notice shall be required, and except that in the case of repairs or maintenance which cannot reasonably be performed within such 15- day period, the provisions of this paragraph shall apply only if Tenant fails to commence performance within such 15-day period and thereafter to pursue such performance diligently to completion), Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the actual, itemized and documented cost of such repairs shall be due and payable by Tenant to Landlord.

(d)        Condition upon Surrender.  At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and the improvements located therein, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean and in good and sanitary order, condition and repair (subject to the effects of ordinary wear and tear, casualty damage [which shall be governed instead by the applicable provisions of Article 13 hereof], the effects of condemnation [which shall similarly be governed instead by the applicable provisions of Article 13 hereof], and the presence of any hazardous substances or hazardous wastes [which shall be governed instead by the provisions of Section 9.6 hereof]), first, however, removing all goods and effects of Tenant, all signage installed by Tenant and all fixtures and other items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 7.2), and repairing any damage caused by such removal. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Center by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

8.3        Replacement of Certain Systems.  Notwithstanding anything to the contrary contained in Sections 8.1 and 8.2 above, provided that Tenant has, during the term of this Lease (excluding, as to any MEP System as defined below, any portion of the term of this Lease during which Amgen LLC as sublandlord under the Amgen Sublease or Landlord under this Lease has assumed responsibility for the maintenance and repair of such MEP System), implemented at Tenant’s expense a periodic industry-standard maintenance program approved in writing by Landlord for the maintenance of the base Building mechanical, electrical and plumbing systems (collectively, the “MEP Systems” and individually, an “MEP System”), Landlord shall be responsible for any total or substantial replacement of any such MEP System at any time after the Direct Term Commencement Date to the extent such replacement is determined by Landlord in its reasonable opinion (after good faith consultation with Tenant) to be necessary, taking into consideration the performance of such MEP System, the reasonably estimated then-remaining functional and operational life of such MEP System, and the extent to which repair (rather than replacement) of such MEP System can be reasonably expected to prolong the functional life of such MEP System at a commercially reasonable cost and level of performance. To the extent Landlord performs any such total or substantial replacement of an MEP System pursuant to this Section 8.3, the cost thereof shall constitute an Operating Expense which is capital in nature and which can be recovered in accordance with (and subject to the limitations set forth in) Article 5 above. The parties also acknowledge and agree that to the extent any total or substantial replacement of the roof of the Building is determined by Landlord (in the exercise of its repair responsibilities under Section 8.1) to be required at any time after the Direct Term Commencement Date, the cost of such roof replacement shall constitute an Operating Expense which is capital in nature and which can be recovered in accordance with (and subject to the limitations set forth in) Article 5 above.

9.  USE OF PROPERTY

9.1        Permitted Use.  Subject to Sections 9.3, 9.4 and 9.6 hereof, Tenant shall use the Premises solely for an office, laboratory and research and development facility and for ancillary uses reasonably incidental to such primary uses, which ancillary uses may include (but are not necessarily limited to) a Larc facility, manufacturing, assembly, storage, warehousing and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and from all other governmental agencies having jurisdiction over the Premises), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

9.2        Requirements Relating to Vacancy.  Tenant shall not at any time leave any portion of the Premises unoccupied or vacant (a) where the coverage of the property insurance described in this Lease is jeopardized as a result thereof; (b) without providing a commercially reasonable level of security and taking other reasonable precautions to minimize potential vandalism; and/or (c) without continuing to perform all of Tenant’s other obligations under this Lease, including (but not limited to) maintenance obligations under Section 8.2 above.

9.3        No Nuisance.  Tenant shall not use the Premises for or carry on or permit within the Center or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Center, nor commit or allow to be committed any waste in, on or about the Center. Tenant shall not do or permit anything to be done in or about the Center, nor bring nor keep anything therein, which will in any way cause the Center or any portion thereof to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

9.4        Compliance with Laws.  Tenant shall not use the Premises, the Building or the Center or permit the Premises, the Building or the Center to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Center, or any order or regulation of any public authority, because of Tenant’s particular use of the Premises. Tenant shall procure all licenses and permits required for Tenant’s particular use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the particular use of the Premises and the Center by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Center (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises or the Center. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Premises or other particular use of the Center shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within thirty (30) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

9.5        Liquidation Sales.  Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Center, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

9.6        Environmental Matters.

(a)        For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. and the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code§§ 25500 et seq. and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code§§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq. and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code§§ 25100 et seq. and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code§§ 25015-25027.8, and regulations promulgated thereunder, as amended; “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL; and “pollutant” shall mean all substances defined as a “pollutant,” “pollution,” “waste,” “contamination” or “hazardous substance” under the Porter-Cologne Water Quality Control Act, California Water Code§§ 13000 et seq. of this Lease:

(b)        Without limiting the generality of the obligations set forth in Section 9.4 of this Lease:

(i)       Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Center without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises and the Center as provided in Section 9.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with subparagraphs (ii) and (iii) immediately below.

(ii)      Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises and the Center from time to time. Without limiting the generality of the foregoing obligations, at or before the expiration or termination of this Lease, Tenant shall obtain any and all signoffs, releases, closure letters and other required actions or documents from any applicable governmental authorities (such as, but not limited to, a final Radioactive Materials License Decommissioning/Inactivation Approval Letter from the Radiologic Health Branch of the Food, Drug and Radiation Safety Division of the California Department of Public Health or any other or successor state agency performing similar functions (collectively, including any such other or successor agency, the “California RHB”)) and complete any other applicable decommissioning, site closure or other procedures required by any applicable governmental authorities as a result of or in connection with Tenant’s use or storage of any hazardous substances, wastes or materials on or about the Premises in the course of Tenant’s use and occupancy of the Premises, and shall deliver written evidence of such compliance to Landlord. If Tenant fails to complete the obligations described in the preceding sentence on or before the date of expiration or earlier termination of this Lease, then Tenant shall be deemed to be holding over in its possession of the Premises and shall be liable to Landlord as a holdover tenant pursuant to Section 2.5 above until Tenant has fully complied with its obligations under the preceding sentence.

(iii)     Tenant shall not (A) operate on or about the Center any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Center for ninety (90) days or more, except to the extent storage for a longer period is permitted under applicable environmental laws without incurring any materially more burdensome regulatory restrictions or other legal requirements, nor (C) conduct any other activities on or about the Center that could result in the Center or any portion thereof being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

(iv)      Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to such underground storage tanks (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code§ 25281(x), including, without limitation, complying with California Health & Safety Code§§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

(v)        If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the Direct Term Commencement Date, and shall update such information at least annually, on or before each anniversary of such Direct Term Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant; and Landlord shall keep all such materials confidential except to the extent such materials are required to be disclosed or made available to governmental authorities or to the extent disclosure or use of such materials is reasonably necessary in connection with or in the course of enforcement of the parties’ respective rights and obligations under this Lease):

(A)     A list of all hazardous substances, hazardous wastes and/or pollutants that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations in the Center.

(B)     All Hazardous Waste Manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations in the Center.

(C)     Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 25500 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(D)     Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code§§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(E)     Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22, § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(F)     Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(G)     Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code§ 25153.6, California Code of Regulations Title 22, Division 4.5, Chapter 12, §§66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(H)     All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations in the Center, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations in the Center.

(I)      Copies of any other lists or inventories of hazardous substances, hazardous wastes and/or pollutants on or about the Center that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi)       Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials”  or “radiation,” as such materials are defined in Title 26, California Code of Regulations§ 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its reasonable discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval (if applicable), or (y) which Tenant is authorized to use pursuant to the terms of any radioactive materials license issued by the California RHB. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A)     Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its operations in the Center;

(B)     Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with Tenant’s operations in the Center from time to time, to the extent not already disclosed through delivery of a copy of a written approval by the Nuclear Regulatory Commission or by the California RHB with respect to the radioactive materials specified in such approval as contemplated above;

(C)     Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with Tenant’s operations in the Center from time to time; and

(D)     At or before the expiration or termination of this Lease, obtain any and all signoffs, releases, closure letters and other required actions or documents from any applicable governmental authorities and complete any other applicable decommissioning, site closure or other procedures required by any applicable governmental authorities as a result of or in connection with Tenant’s use or storage of any radioactive materials or radiation on or about the Premises in the course of Tenant’s use and occupancy of the Premises, and deliver written evidence of such compliance to Landlord, as required under Section 9.6(b)(ii) above.

(vii)    Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials by Tenant or its agents or employees. If and to the extent Tenant becomes aware of any unauthorized release of any such hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials into the environment and such release (x) creates a significant risk to human health or safety, (y) creates a significant risk of contamination of any of the improvements, soil or groundwater on or under the Property or (z) is required to be reported to any governmental authority (including without limitation any release of a Reportable Quantity, under the Emergency Planning and Community Right to Know Act, of any hazardous substance, hazardous waste, pollutant, radiation or radioactive material), then in each such event, Tenant shall give Landlord verbal notice of such release as immediately as practicable, shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release; and shall provide Landlord with a copy of any written report or disclosure filed by Tenant with any governmental authority with respect to such release, substantially concurrently with Tenant’s filing of such written report or disclosure with the applicable governmental authority.

(viii)    Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, penalties, enforcement actions, taxes, fines, remedial actions, legal fees and expenses of any sort (including, but not limited to, attorneys’ fees, expert and consultant fees, laboratory costs, and costs of litigation, arbitration and administrative proceedings) arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 9.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance, hazardous waste, pollutant, radioactive material or radiation on or about the Center as a proximate result of Tenant’s use of the Center or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant. Notwithstanding the foregoing provisions, Landlord acknowledges and agrees that losses of rental or other income compensable under the preceding sentence do not include any actual or alleged loss of rental or other income arising from another tenant’s or prospective tenant’s or prospective purchaser’s objection to the mere fact of Tenant’s use of hazardous substances or materials on or about the Premises, absent any material violation by Tenant or its agents or employees of the provisions of this Lease or of applicable law in the course of such use.

(ix)     Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials in or about the Center. Upon request, but subject to Tenant’s reasonable operating and security procedures, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials, without Landlord thereby being deemed guilty of any disturbance of Tenant’s use or possession or being liable to Tenant in any manner.

(x)      Notwithstanding Landlord’s rights of inspection and review under this Section 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 9.6(b).

(xi)     Prior to the Lease Commencement Date, Landlord has made available to Tenant for Tenant’s review, but without any warranty or representation by Landlord, copies of all environmental studies and reports (if any) in Landlord’s possession or control relating to the environmental condition of the Building and surrounding areas of the Center.

(xii)    Prior to, or as soon as practicable after, mutual execution of this Lease, Landlord shall obtain, at Landlord’s expense, a Phase I environmental study evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials in and under the Building, and shall provide a copy of that study to Tenant. The purpose of this study is to provide evidence of the “baseline” condition of the Building prior to Tenant’s occupancy and use thereof, but such evidence is not intended to be conclusive or irrebuttable. Tenant shall also have the right (but not the obligation), if it so elects and at its own expense, to conduct its own environmental study of the Premises prior to or at the time of Tenant’s occupancy, in which event Tenant shall provide a copy of such study to Landlord. If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances or wastes or radiation or radioactive materials on or about the Center at any time during the term of this Lease, then within thirty (30) days after Tenant vacates the Premises upon termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study performed by Geosyntec, AMEC-Geomatrix or another reputable environmental consultant reasonably satisfactory to Landlord (which study shall be at least a Phase I study, and shall be a Phase II study to the extent the results of the Phase I study reasonably suggest the necessity or desirability of a Phase II level investigation in any areas), evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials on and about those portions of the Center affected by Tenant’s operations in the Center and attributable or potentially attributable to such operations (the “Exit Study”). Liability for any remedial actions required or recommended on the basis of the Exit Study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease. The Exit Study is not intended to be conclusive or irrebuttable. Landlord shall also have the right (but not the obligation), if it so elects and at its own expense, to conduct its own environmental study of the Premises to verify the results of the Exit Study.

(c)      Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Center of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center as of the Lease Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Center) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the gross negligence of or willful misconduct or omission by Landlord or its agents or employees.

(d)      The provisions of this Section 9.6 shall survive the termination of this Lease.

10.  INSURANCE AND INDEMNITY

   10.1    Insurance.

(a)      Tenant shall procure and maintain in full force and effect as of the Direct Term Commencement Date and thereafter at all times during the term of this Lease, at Tenant’s cost and expense, commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury (including personal injury and death) and property damage, and including products/completed operations coverage. Such insurance shall name Landlord, HCP Life Science REIT, Inc., HCP, Inc., HCP Estates USA Inc., Landlord’s property manager (presently CB Richard Ellis, Inc.), Landlord’s lender (presently The Northwestern Mutual Life Insurance Company) and any other persons or entities reasonably designated by Landlord in writing from time to time as additional insureds thereunder. The foregoing list of additional insureds shall also apply with respect to any and all commercial general liability insurance carried by Tenant during the term of the Amgen Sublease. The amount of Tenant’s liability insurance required or actually carried pursuant to this paragraph shall not be construed to limit any liability or obligation of Tenant under this Lease.

(b)      Landlord shall procure and maintain in full force and effect as of the Direct Term Commencement Date and thereafter at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Center, with a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.

(c)      Landlord shall procure and maintain in full force and effect as of the Direct Term Commencement Date and thereafter at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” for the Building shell and existing improvements in the Premises as such shell and improvements exist on the Lease Commencement Date (subject to any removal or modification of such existing improvements occurring from time to time in connection with work undertaken by Tenant in the Premises from time to time pursuant to and in compliance with the requirements of this Lease and of the Workletter, as applicable), and for the improvements existing in the Center Common Areas from time to time, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Unless otherwise expressly provided in some other applicable provision of this Lease (such as paragraph (d) below to the extent applicable), Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Building or on or about the Center.

(d)      Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the date Tenant advises Landlord in writing that Tenant’s initial construction of tenant improvements in the Premises as contemplated in Section 2.3(c) and (d) and in the Workletter is complete (at which point Tenant’s builders’ risk coverage under paragraph (f) below would no longer be applicable), at Landlord’s cost and expense (but reimbursable as an Operating Expense allocable 100% to Tenant or as a direct chargeback to Tenant), policies of property insurance providing protection against “all risk of direct physical loss” for all alterations, additions and improvements installed by Tenant in the Premises or Building pursuant to the Workletter or otherwise identified specifically in a written request from Tenant to Landlord as items for which Tenant would like Landlord to maintain coverage under this paragraph (d) (but excluding Tenant’s Property as defined in paragraph (e) below, which it shall be Tenant’s sole responsibility to insure pursuant to such paragraph), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. From and after the Direct Term Commencement Date, the cost and expense incurred by Landlord in maintaining the insurance required under this paragraph (d) shall be reimbursable as an Operating Expense allocable 100% to Tenant or as a direct chargeback to Tenant in a manner similar to that provided in Section 8.1(a) above. Prior to the Direct Term Commencement Date, to the extent the cost and expense incurred by Landlord in maintaining the insurance required under this paragraph (d) is not recoverable by Landlord as an Operating Expense under the Prior Lease, such cost and expense shall be recoverable by Landlord from Tenant, as additional rent due under this Lease, in the form of a direct chargeback to Tenant in a manner similar to that provided in Section 8.1(a) above; provided, however, that in view of the existence of certain inconsistencies between the allocation of property insurance obligations with respect to alterations, additions and improvements under the Prior Lease and the Amgen Sublease and the allocation of such property insurance obligations under this Lease, and in view of the fact that such insurance obligations during the period between the Lease Commencement Date and the Direct Term Commencement Date will generally be governed in an overlapping manner by the Prior Lease, the Amgen Sublease and this Lease, the parties agree to work diligently, reasonably and in good faith with one another and with Amgen, following the Lease Commencement Date, to negotiate and enter into a modification of such property insurance obligations under the Prior Lease and under the Amgen Sublease in such a manner as to make them substantially consistent with the corresponding property insurance obligations under this Lease and to eliminate or minimize the potential for substantially overlapping or duplicative property insurance requirements. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above. Tenant shall cooperate with Landlord in the preparation of a mutually approved initial schedule listing all alterations, additions and improvements to be insured by Landlord under this paragraph (d) and the aggregate replacement cost of such items, and Tenant shall thereafter provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated schedule listing all such items existing at the date of such schedule and the aggregate replacement cost of such items (the intended purposes of such updating being to reflect (x) the addition of any new items not previously identified by Tenant to Landlord for purposes of Landlord’s insurance obligation under this paragraph (d), (y) any modification or removal of any items that would have the effect of eliminating them from the scope of Landlord’s insurance obligation under this paragraph (d), and (z) the then current aggregate replacement cost to be used in implementing full replacement cost coverage for such items). Landlord shall have no obligation or liability to Tenant with respect to any underinsurance of alterations, additions or improvements to be insured by Landlord under this paragraph (d) to the extent such underinsurance results from Tenant’s failure to keep Landlord informed from time to time, on a current basis, of the identification of the items to be insured by Landlord under this paragraph (d) and the aggregate replacement cost of such items. In addition, Tenant shall provide Landlord with final construction cost figures for any alterations, additions or improvements constructed by Tenant and to be insured by Landlord under this paragraph (d). Landlord, in its discretion, may elect from time to time to obtain appraisals of any or all alterations, additions, furniture, furnishings, fixtures, equipment and improvements which Landlord is required to insure hereunder, but no such ordering or receipt of appraisals by Landlord shall constitute a waiver or release of Tenant’s obligations to provide information to Landlord pursuant to this paragraph (d).

(e)      Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the date Tenant commences construction of any alterations or improvements constructed in the Premises with the use of any funds from the Tenant Improvement Allowance and/or from the Expansion TI Allowance (even if prior to the Direct Term Commencement Date), at Tenant’s cost and expense, policies of property insurance providing protection against “all risk of direct physical loss” for Tenant’s movable personal property, office furniture, movable equipment and trade fixtures, and for all other alterations, additions and improvements placed or installed by Tenant from time to time in or about the Premises and not identified by Tenant in writing to Landlord as items which Tenant wishes Landlord to insure under paragraph (d) above (collectively, “Tenant’s Property,” which term is not intended to imply any conclusion regarding ultimate ownership of alterations, additions and improvements that are otherwise covered by Article 7 above, but is used solely as a defined term for purposes of the specific contexts in which it is used as such in this Lease), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate, and shall name Landlord as an additional insured as its interests may appear with respect to any alteration or improvement.

(f)      During Tenant’s construction of any material alterations, additions or improvements in the Premises, Tenant shall also procure and maintain in full force and effect, at its sole cost and expense (except to the extent chargeable against the Tenant Improvement Allowance), a policy of builder’s risk insurance on such alterations, additions and improvements being constructed by Tenant, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause) and with such commercially reasonable deductibles as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to such insurance, naming Landlord as an additional insured as its interests may appear with respect to such alterations, additions and improvements, and including coverage for earthquake and earth movement.

10.2    Quality of Policies and Certificates.   All policies of insurance required hereunder shall be issued by insurers with a minimum A.M. Best Rating of A-IX and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Prior to the Direct Term Commencement Date, or in the case of builders risk insurance, prior to commencement of any work in the Premises by Tenant or any of its employees, agents or contractors, Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that all required policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. Evidence of renewal policies shall be provided by Tenant to Landlord prior to the expiration of the applicable existing policy or policies. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation of insurance required to be maintained under this Article 10, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least ten (10) days prior to cancellation of coverage due to nonpayment of premium or thirty (30) days prior to cancellation of coverage for any other reason.

10.3    Workers’ Compensation; Employees.  Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working at or about the Premises, which policy shall include a waiver of subrogation in favor of Landlord and its parent company (HCP, Inc.), subsidiaries and affiliates. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with commercially reasonable limits.

10.4    Waiver of Subrogation.  Notwithstanding anything to the contrary contained in this Lease, to the extent permitted by law, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Center or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered or would have been covered, and only to the extent of such actual or deemed coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant, regardless of any negligence of the party receiving the benefit of such waiver. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Landlord or Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

10.5    Increase in Premiums.  Tenant shall do all acts and pay all expenses reasonably necessary to ensure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises, Building and Center complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises, Building or Center to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within thirty (30) days after demand therefor by Landlord.

10.6    Indemnification by Tenant.  Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Center by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever except to the extent the same results from gross negligence or willful misconduct or omission by Landlord or its agents, employees or contractors or from Landlord’s breach of its obligations under this Lease. Except as otherwise expressly provided for in this Lease, Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Center, or for injuries to Tenant, its agents or third persons in or upon the Center, from any cause whatsoever other than gross negligence or willful misconduct or omission by Landlord or its agents, employees or contractors or Landlord’s breach of its obligations under this Lease. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Center.

10.7    Blanket Policy.  Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage.

11.  SUBLEASE AND ASSIGNMENT

11.1    Transfers by Tenant.  Subject to Section 11.1(e) below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreement or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). The term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of the partnership interests in the partnership, within a twelve (12) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a privately held corporation (i.e., a corporation whose stock is not publicly held and is not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12) month period, or (C) the sale or other transfer of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12) month period. Notwithstanding the foregoing, neither an initial public offering of the common stock of Tenant nor any other sale of Tenant’s capital stock through any public securities exchange or market nor any other issuance of Tenant’s capital stock for bona fide financing purposes (including without limitation any such issuance as a strategic financing in connection with a research, development or other collaboration) shall be deemed to be a Transfer hereunder.

(a)      If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the material terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (as defined in Section 11.2(b) below) in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, the nature of such Transferee’s business and its proposed use of the Subject Space, and (vi) an executed estoppel certificate from Tenant in form and substance reasonably satisfactory to Landlord. Any Transfer requiring Landlord’s prior written consent under this Lease but made without such prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.

(b)      Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to a specified Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies:

(i)       The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Center;

(ii)      The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease thereof;

(iii)    The Transferee is either a governmental agency or instrumentality

(iv)    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested.

(c)      If Landlord consents to any Transfer pursuant to the terms of this Section 11.1 (and does not exercise any recapture rights Landlord may have under Section 11.2(c) of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, to the same Transferee and upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 11.1(a) of this Lease, provided that if the identity of the proposed Transferee changes, or if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 11.1, or (ii) which would cause the terms of the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, then Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 11 (including Landlord’s right of recapture, if any, under Section 11.2(c) of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 11.1(b) or otherwise has breached or acted unreasonably under this Article 11, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies in connection with such unreasonable withholding, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

(d)      Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

(e)      Notwithstanding anything to the contrary contained in this Article 11:

(i)      An assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls, or is under common control with Tenant (an “Affiliate”) shall not be deemed a Transfer under this Article 11, provided that Tenant provides Landlord with prior or concurrent written notice of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate, and provided further that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 11.1(e), shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, more than fifty percent (50%) of the voting power in, any person or entity. No such assignment or sublease to an Affiliate shall release Tenant from its obligations under this Lease.

(ii)     Tenant shall have the right to engage in a Transfer, without Landlord’s consent but with prior or concurrent written notice to Landlord, to a person or entity which results (whether through operation of law or otherwise) from a merger, consolidation or reorganization involving Tenant, or to any person or entity which acquires as a going concern substantially all the assets of Tenant in the business that is being conducted on the Premises (each, a “Successor”), provided that (A) the Successor assumes, by written agreement or by operation of law, all of the obligations of Tenant under the Lease, (B) the Successor has a net worth at least equal to that of Tenant immediately prior to such merger or consolidation or acquisition, and (C) the Successor is of a character and quality similar to that of other tenants in the Center or in other firstclass office, research and development and life science buildings of similar age, size and quality in the area. Tenant shall furnish to Landlord, concurrently with Tenant’s written notice of a Transfer consummated pursuant to this subparagraph (ii), such additional information (including, but not limited to, copies of all Transfer documentation or portions thereof evidencing or directly pertaining to the assignment and assumption of obligations under this Lease) as is reasonably necessary to demonstrate to Landlord that all of the conditions to the consummation of such Transfer pursuant to this subparagraph (ii) have been satisfied.

(iii)    To the extent any Transfer occurs by reason of the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12) month period while Tenant is a privately held corporation, Tenant shall have the right to engage in such Transfer without Landlord’s consent, but with prior or concurrent written notice to Landlord, provided that (A) the transferee(s) thereby acquiring fifty percent (50%) or more of the voting shares of Tenant (I) are of a character and reputation and engaged in a business which is consistent with the quality of the Building and the Center, (II) are of reasonable net worth and financial stability, and (Ill) intend to cause Tenant to continue to use the Premises for purposes which are permitted under this Lease and are of a character and quality similar to that of other tenants in the Center and of tenants of similar first-class office, research and development and life science buildings in the area, and (B) Tenant shall furnish to Landlord, concurrently with Tenant’s written notice of a Transfer consummated pursuant to this subparagraph (iii), such additional information (including, but not limited to, reasonable business and financial information regarding the transferee(s) acquiring fifty percent (50%) or more of the voting stock of Tenant in the subject Transfer) as is reasonably necessary to demonstrate to Landlord that all of the conditions to the consummation of such Transfer pursuant to this subparagraph (iii) have been satisfied.

(iv)    Landlord shall have no right to terminate this Lease pursuant to Section 11.2(c) below in connection with, and shall have no right to any sums or other economic consideration resulting from, any Transfer described in this subsection (e) (each, a “Permitted Transfer”). However, except as expressly set forth in this Section 11.1, the provisions of Section 11.2 shall remain applicable to any Transfer described in this subsection (e) and the Transferee under any such Transfer shall be and remain subject to all of the terms and provisions of this Lease.

  11.2    Rights of Landlord.

(a)      If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, copies of all Transfer documentation or portions thereof evidencing or directly pertaining to the assignment and assumption of obligations under this Lease (to the extent copies of the applicable signed documentation have not previously been delivered to Landlord pursuant to Section 11.1 above or otherwise), (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant or by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium (as defined below) Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease and no agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve or release Tenant or any guarantor of this Lease from any liability under this Lease, including, without limitation, any such liability in connection with the Subject Space, notwithstanding any waiver or extension of time granted by Landlord to any Transferee or any failure of Landlord to assert its rights against any Transferee. Landlord and its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to have been understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

(b)      If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as defined below) received by Tenant from the Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by the Transferee in connection with the Transfer in excess of the rent and Operating Expenses payable by Tenant under this Lease during the term of the Transfer, calculated on a per rentable square foot basis if less than all of the Premises is Transferred, and after deduction of (i) any costs of alterations, additions or improvements made to the Premises and/or the Subject Space at Tenant’s expense in connection with such Transfer (amortized over the remaining term of this Lease), (ii) brokerage commissions paid in connection with such Transfer, and (iii) reasonable legal fees incurred in connection with such Transfer. “Transfer Premium” shall also include, but not be limited to, any key money, bonus money or other cash consideration paid by the Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered or to be rendered by Tenant to the Transferee or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything to the contrary contained in this subparagraph (b), in no event shall the Transfer Premium or the economic considerations required to be shared by Tenant with Landlord hereunder include the reasonable, good faith value of any goods or services provided by Tenant to any sublessee during the term of its sublease, including, but not limited to. any shipping, receiving, security, reception, facilities management, laboratory, repair, maintenance, utilities and other similar goods and services provided by Tenant to the sublessee.

(c)      Notwithstanding anything to the contrary contained in this Article 11, in the event Tenant contemplates a Transfer which, together with all prior Transfers then remaining in effect, would cause a cumulative amount of fifty percent (50%) or more of the Premises to have been Transferred during the term of this Lease (including any extended term, if applicable), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 11.2(c) in order to allow Landlord the opportunity to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the minimum monthly rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 11.2(c), then, subject to the other terms of this Article 11, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 11. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 11.2(c).

(d)      Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence and during the continuance of an event of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 11.2(b), above). Any Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 11 or an approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

12.  RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1      Right of Entry.  Landlord and its authorized representatives shall have the right, subject to Tenant’s reasonable operating and security procedures, to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than one (1) business day’s prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises and Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises and Building to prospective purchasers, to show the Premises and Building to prospective tenants (but only during the final nine (9) months of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Center or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby.

12.2      Quiet Enjoyment.  Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder within any applicable notice and cure periods and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises and the Center throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13.  CASUALTY AND TAKING

13.1      Damage or Destruction.

(a)      If the Premises or any portion of the Building or Center Common Areas necessary for Tenant’s use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises, Building and Center Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds six (6) months (or, in the case of an occurrence during the final year of the term of this Lease, sixty (60) days) or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later; provided, however, that if Landlord elects to terminate this Lease under clause (A) of this sentence on the basis of an Architect’s Estimate showing an estimated repair time of more than sixty (60) days but not more than six (6) months with respect to a casualty occurring during the final year of the initial Term or first Extended Term (if applicable) of this Lease but occurring prior to a valid exercise by Tenant of its option to extend the then-current Term of this Lease, and if Tenant, within ten (10) days after receipt of written notice of Landlord’s election to terminate, validly exercises in writing any then-exercisable option of Tenant to extend the Term of this Lease under Section 2.6 above, then Landlord’s election to terminate shall be void and of no force or effect and the rights and obligations of the parties shall be determined under this Article 13 without regard to such termination notice and election by Landlord. In addition, Landlord shall have a similar termination right if the damage or destruction arises from a risk that is not required to be insured against (and is not actually insured against) by Landlord under this Lease and if Landlord’s architect reasonably estimates that the uninsured cost to restore the portions of the Premises and Building for which Landlord is responsible to the condition required above would exceed five percent (5%) of the then applicable replacement cost of the entire Premises, unless Tenant in its sole discretion agrees in writing, within ten (10) days after being notified of Landlord’s exercise of this termination right, to bear the restoration costs in excess of such five percent (5%) limit and, if reasonably requested by Landlord, agrees to provide security in an amount and on terms reasonably satisfactory to Landlord for Tenant’s performance of such payment obligation. If the circumstances creating a termination right under the preceding two sentences do not exist, or if such circumstances exist but neither party timely exercises any applicable termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Center Common Areas and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure (or actually insures) under Sections 10.1(c) and (d) above, and (y) Tenant, as to the alterations, additions and improvements (if any) that Tenant is required to insure under Section 10.1(e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any payment or reimbursement by Landlord. Tenant shall comply with the union labor Requirement set forth in Section 17.24 of this Lease in connection with any repair, restoration or rebuilding performed by Tenant pursuant to this Section 13.1 or pursuant to Section 13.2(a) below.

(b)      If this Lease is terminated pursuant to the foregoing provisions of this Section 13.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 10.1(c), (d) and/or (e), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(c)      From and after the date of an occurrence resulting in damage to or destruction of the Premises or of Center Common Areas necessary for Tenant’s use and occupancy of the Premises, and continuing until repair and restoration thereof are completed to the extent necessary to enable Tenant to resume operation of its business in the Premises without material impairment, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired.

(d)      Each party expressly waives the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law to the extent such provisions would permit the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

13.2      Condemnation.

(a)      If during the term of this Lease the Premises or any portion of the Building or Center Common Areas that is necessary for Tenant’s use and occupancy of the Premises, or any substantial part of any of them, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in lieu of or in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done by or under color of any public authority, then (i) this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within thirty (30) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Premises at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Premises, Building or Center taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the Premises. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired), Landlord shall restore the improvements for which Landlord is responsible under clause (x) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the improvements for which Tenant is responsible under clause (y) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking; provided, however, that Tenant in its discretion may elect not to repair, restore or replace any or all of the items which would otherwise be Tenant’s responsibility to the extent such items were constructed or installed at Tenant’s sole expense and without any payment or reimbursement by Landlord. In connection with any such restoration, each party shall use reasonable efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Premises, Building and Center. Each party expressly waives the provisions of California Code of Civil Procedure Section 1265.130 and of any other existing or future law to the extent such provisions would allow either party to terminate (or to petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

(b)      If this Lease is terminated pursuant to the foregoing provisions of this Section 13.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of the Building and/or the Center, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 13.1(b), the proceeds of any applicable insurance following damage to or destruction of the applicable improvements due to an insured casualty.

13.3     Reservation of Compensation.  Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Center, the improvements located therein and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to pursue recovery from the applicable public authority for Tenant’s moving expenses, loss of goodwill (but only to the extent any such recovery or award for loss of goodwill does not reduce or diminish in any way the amounts recoverable by Landlord for Landlord’s interest in the Center, the improvements located therein and the leasehold estate created hereby), trade fixtures and equipment and any leasehold improvements installed by Tenant in the Premises or Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the then current term of this Lease, and (b) any condemnation awards or proceeds described in Section 13.2(b) shall be allocated and disbursed in accordance with the provisions of Section 13.2(b), notwithstanding any contrary provisions of this Section 13.3.

13.4      Restoration of Improvements.  In connection with any repair or restoration of improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Premises (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Premises or Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).

14.  DEFAULT

14.1      Events of Default.  The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a)      Abandonment.  Abandonment of the Premises. “Abandonment” is hereby defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) consecutive days or more while Tenant is in default, beyond any applicable cure periods, under any other provision of this Lease; provided, however, that Abandonment shall not be deemed to exist during any period in which the Premises are vacant, so long as Tenant is not in default (beyond any applicable cure period) with respect to all other provisions of this Lease including (but not limited to) the vacancy-related requirements of Section 9.2 of this Lease. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

(b)      Nonpayment.  Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time, so long as such notice is given in the manner required by California Code of Civil Procedure Section 1162;

(c)      Other Obligations.  Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof (including, but not limited to, any breach by Tenant of any declarations or other documents described in Section 15.4 below), such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time, so long as such notice is given in the manner required by California Code of Civil Procedure Section 1162;

(d)      General Assignment.  A general assignment by Tenant for the benefit of creditors;

(e)      Bankruptcy.  The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Center and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f)      Receivership.  The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of sixty (60) days;

(g)      Attachment.  The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of sixty (60) days after the levy thereof; or

(h)      Insolvency.  The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

14.2      Remedies upon Tenant’s Default.

(a)      Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b)      Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c)      If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

14.3    Remedies Cumulative.  All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

14.4    Defaults Affecting Tenant during Amgen Sublease Term.  If and to the extent that during the Amgen Sublease term (a) any event, condition, occurrence, action or failure to act constituting a default by Amgen under the Prior Lease has a material adverse effect on Tenant’s rights, obligations and/or use of the Premises under the Amgen Sublease and (b) the reasonably estimated cost to cure the applicable default exceeds $50,000 per event of default or set of related events of default and (c) Tenant has used or is concurrently using diligent and commercially reasonable best efforts to enforce any available rights and remedies against Amgen LLC under the Amgen Sublease with respect to the applicable event, condition, occurrence, action or failure to act but has not been able to obtain a substantially complete or otherwise reasonably satisfactory cure of the same, then (x) upon written request by Tenant to Landlord, Landlord agrees to use commercially reasonable efforts (as determined by Landlord in its reasonable judgment) to pursue any available rights and remedies to enforce compliance by Amgen with its obligations under the Prior Lease, provided that the term “commercially reasonable efforts” shall not in any event be construed to require Landlord to pursue litigation as an enforcement mechanism (Landlord reserving sole and absolute discretion to decide whether it deems litigation to be an appropriate enforcement mechanism under such circumstances), and (y) Tenant shall reimburse to Landlord, within twenty (20) days after receipt of Landlord’s written reimbursement request from time to time, the amount of all third-party fees and other out-of-pocket costs (including attorneys’ fees) incurred by Landlord in its pursuit of enforcement measures under the Prior Lease at Tenant’s request (net of any such amounts for which Landlord is able, with reasonable efforts, to recover reimbursement from Amgen under the Prior Lease).

15.  SUBORDINATION, ATTORNMENT AND SALE

15.1    Subordination to Mortgage.  This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Premises, the Building, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Premises, the Building, the Center, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence and continuance of any event of default under Section 14.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer as defined in Section 11.1(e) and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Center prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, provided that Tenant has received such a Non-Disturbance Agreement between Tenant and the applicable party, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest (subject to the provisions of the then existing Non-Disturbance Agreement between Tenant and the applicable mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee), and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Landlord represents to Tenant that as of the Lease Commencement Date neither the Premises nor the Building nor the Center is subject to any existing ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security, except for a deed of trust in favor of The Northwestern Mutual Life Insurance Company (“Lender”). Landlord and Tenant are endeavoring to obtain an executed Non-Disturbance Agreement from Lender in favor of Tenant prior to mutual execution of this Lease, but to the extent they are unable to do so, Landlord agrees to use its commercially reasonable best efforts to cause Lender to execute and deliver, as soon as practicable after the Lease Commencement Date, such a Non-Disturbance Agreement in favor of Tenant, in substantially the standard form customarily used by Lender, or other comparable written assurances from Lender to Tenant.

15.2    Sale of Landlord’s Interest.  Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Center, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

15.3    Estoppel Certificates.  Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) business days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the ‘same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Center, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

15.4    Subordination to CC&R’s.  This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate to any declarations of covenants, conditions and restrictions or other recorded restrictions now or hereafter affecting the Center or any portion thereof from time to time, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying the portion(s) of the Center covered by such declarations or restrictions. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination.

15.5      Mortgagee Protection.  If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Center, or any portion of them, the Building and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Center shall not be:

(a)      liable for any act or omission of a prior landlord or owner of the Center (including, but not limited to, Landlord) except that such person or entity shall be liable for the cure or correction of any continuing defaults, such as a continuing failure to repair or maintain;

(b)      subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Center (including, but not limited to, Landlord);

(c)      bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Center;

(d)      liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Center (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Building or the Center; or

(e)      liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center as it exists from time to time (including the proceeds from any disposition thereof), it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

16.  SECURITY

16.1    Deposit.  Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. On or before the Direct Term Commencement Date, Tenant shall deposit with Landlord an additional sum of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), which sum shall be added to and held as part of the Security Deposit (in the then aggregate amount of $350,000.00). If Tenant defaults (beyond any applicable notice and cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. Provided that no uncured event of default by Tenant then exists under this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder (unless different instructions have been presented to Landlord in a writing signed by both Tenant and such assignee), in no event more than thirty (30) days after (i) the term of this Lease has expired or terminated, (ii) Tenant has vacated the Property and surrendered possession of the Premises to Landlord, and (iii) Tenant has fully performed its obligations under or arising out of this Lease, including, without limitation, (A) obtaining any signoffs, releases, closure letters and other required actions or documents from any applicable governmental authorities and completing any other applicable decommissioning, site closure or other procedures required by any applicable governmental authorities as a result of or in connection with Tenant’s use and occupancy of the Premises (including, but not limited to, as a result of any use or storage of radioactive or other hazardous materials on or about the Premises by Tenant) and delivering written evidence of such compliance to Landlord, and (B) in the case of a termination of this Lease following a default by Tenant, paying future rent damages recoverable under applicable law as a result of such default. Tenant expressly and voluntarily waives any and all provisions of and benefits under California Civil Code Section 1950.7 to the extent such provisions could otherwise be interpreted or applied to require a repayment of any portion of Tenant’s Security Deposit prior to the time specified in the immediately preceding sentence. In the event of termination of Landlord’s interest in this Lease by assignment or otherwise, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

17.  MISCELLANEOUS

17.1     Notices; Payments to Landlord.

(a)      All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	Prior to taking occupancy under the Amgen Sublease: Five Prime Therapeutics, Inc.
1650 Owens Street, Suite 200
San Francisco, CA 94158
Attn: Chief Financial Officer
Telecopier: (415) 365-5601
After taking occupancy under the Amgen Sublease: Five Prime Therapeutics, Inc.
Two Corporate Drive
South San Francisco, CA 94080
Attn: Chief Financial Officer
Telecopier: (650) [to be provided when available]
with a copy to:	Holme Roberts & Owen LLP
560 Mission Street, 25th Floor
San Francisco, CA 94015
Attn: Kenneth R. Whiting, Jr.
Telecopier: (415) 268-1999
To Landlord:	Britannia Biotech Gateway Limited Partnership
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473
Attn: Legal Department
Telecopier: (562) 733-5200
with a copy to:	Britannia Biotech Gateway Limited Partnership
c/o HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attn: Jon Bergschneider
Telecopier: (650) 875-1003
and a copy to:	Folger Levin LLP
199 Fremont Street, 23rd Floor
San Francisco, CA 94105
Attn: Donald E. Kelley, Jr.
Telecopier: (415) 625-1091

or to such other address(es) as may be contained in a notice of address change given by either party to the other pursuant to this Section, effective no earlier than fifteen (15) days after delivery of such notice to the receiving party.

(b)      Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to the applicable address or account specified in the table below

(depending upon the manner of payment), or to such address or account as Landlord or its property manager may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

If by check, mail payments to:

HCP Life Sciences REIT

File 51142

Los Angeles, CA 90074-1100

If by wire, send payments to:

HCP Life Sciences REIT

Bank of America

ABA:  026009593

Acct:   1235928034

If by ACH, send payments to:

HCP Life Sciences REIT

Bank of America

ABA:  121000358

Acct:   1235928034

If by overnight mail, send to:

Bank of America Lockbox Services

File 51142

Ground Level

1000 W. Temple Street

Los Angeles, CA 90012

17.2    Successors and Assigns.  The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Center, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

17.3    No Waiver.  The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4    Severability.  If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

17.5    Litigation Between Parties.  In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6    Surrender.  A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7    Interpretation.  The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8    Entire Agreement.  This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9    Governing Law.  This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10  No Partnership.  The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

17.11  Financial Information.  From time to time (but no more frequently than twice per calendar year) Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to Tenant’s commercially reasonable non-disclosure agreement or other agreed reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 17.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 1OQ and 1OK and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 17.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Center financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

17.12  Costs.  If Tenant asks Landlord to execute any document granting Landlord’s consent or approval or a waiver or modification of Landlord’s rights, or requests any other form of consent, approval or other action by Landlord, in connection with any assignment of this Lease, any subletting of the Premises or of any portion thereof, any financing transaction or any other action or transaction that Tenant proposes to take or in which Tenant proposes to participate, then as a condition to obtaining such consent, approval, waiver or other document or action from Landlord, Tenant shall reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, Landlord’s reasonable attorneys’ fees.

17.13  Time.  Time is of the essence of this Lease, and of every term and condition hereof.

17.14  Rules and Regulations.  Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s reasonable ability, invitees to observe, comply with and obey such reasonable rules and regulations for the safety, care, cleanliness, order and use of the Building and the Center as Landlord may promulgate and deliver to Tenant from time to time, provided that such rules and regulations are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Center.

17.15  Brokers.  Landlord agrees to pay a brokerage commission in connection with the consummation of this Lease to Tenant’s broker, OVA Kidder Mathews, in accordance with a separate written agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

17.16  Memorandum of Lease.  At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so requests, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.

17.17  Organizational Authority.  Each party to this Lease represents and warrants that such party is an entity duly formed, duly existing and qualified to do business in the State of California (to the extent such qualification is required under applicable law), that such party has full right and authority to execute and deliver this Lease, and that each person signing this Lease on behalf of such respective party is fully authorized to do so and, by so doing, to bind such party.

17.18  Execution and Delivery.  Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, with the same effect as if both parties had executed the same document, in which event each such counterpart shall constitute an original and all such counterparts collectively shall be construed together and shall constitute a single agreement.

17.19  Survival.  Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 5.4, 7.2, 7.3, 7.4, 8.2, 9.6, 10.6, 17.5, 17.15, 17.16, 17.22 and 17.23 hereof shall survive the expiration or earlier termination of this Lease with respect to matters occurring prior to such expiration or earlier termination.

17.20  Publicity and Financial Filings.

(a)      Landlord and its affiliates shall have the right to include Tenant’s name and to disclose pertinent business terms of this Lease on any rent rolls, tenant lists or other similar documents or reports that Landlord or its affiliates may submit from time to time to any lender or prospective lender, purchaser or prospective purchaser, or governmental or quasi governmental authority (including, but not limited to, any filings by Landlord or any affiliate with the Securities and Exchange Commission (“SEC”) or any other securities regulatory body) in connection with Landlord’s ownership and operation of the Center. Landlord and its affiliates shall also have the right to include Tenant’s name and logo, in a commercially reasonable manner, in any press releases, annual reports, presentations or other materials prepared or circulated by Landlord or its affiliates from time to time for marketing or public relations purposes in connection with Landlord’s ownership and operation of the Center.

(b)      Tenant shall not issue any press release regarding Landlord, any affiliate of Landlord, the Center, this Lease or any material terms of this Lease without Landlord’s prior written approval, which approval shall not be unreasonably withheld, except as required under applicable law or by any governmental authority. Without limiting the generality of the foregoing,

Tenant agrees to give Landlord no less than three (3) business days prior notice of the text of any proposed press release, regardless of whether Tenant contends that the applicable disclosure is required under applicable law or by any governmental authority.

(c)      Tenant shall have the right to include Landlord’s name and to disclose pertinent business terms of this Lease on any reports that Tenant may submit from time to time to any lender or prospective lender, purchaser or prospective purchaser, or governmental or quasi-governmental authority (including, but not limited to, any filings by Tenant with the SEC), or any other securities regulatory body) in connection with Tenant’s leasehold interest in the Premises. In connection with Tenant’s compliance (if applicable) with any disclosure requirements of the SEC, other securities regulatory bodies or other governmental authorities, Tenant agrees to seek confidential treatment of information relating to Landlord, its affiliates, the Center, this Lease and the material terms thereof to the maximum extent permitted by the rules of the applicable governmental authority.

(d)      Each party agrees that it will obtain its own legal advice with regard to its compliance with all applicable securities laws and regulations, and will not rely on any statements made by or on behalf of the other party relating to any such securities laws or regulations.

17.21  Parking.  Tenant and its employees and invitees shall have the right to use, on a nonexclusive and non-reserved basis, all parking areas presently existing or hereafter existing from time to time as part of the Center Common Areas, and there shall be no additional cost or charge to Tenant for such nonexclusive, non-reserved parking uses. Landlord covenants that the Center Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of South San Francisco applicable to the Property and the Center from time to time.

17.22  Transportation Management.  Tenant shall comply with all present and future programs and requirements mandated by applicable governmental authorities, or by the declarant, governing board or other authority under any declaration of covenants, conditions and restrictions or other recorded restrictions now or hereafter affecting the Center or any portion thereof from time to time, with respect to the management of parking, transportation and traffic to, from, in and around the Center and the Building. Landlord represents and warrants to Tenant that to the best knowledge of Landlord, no such programs or requirements are applicable to the Center as it exists as of the Lease Commencement Date. Tenant acknowledges that Landlord has informed it that such mandated programs and requirements could include, without limitation: (a) restrictions on the number of peak-hour vehicle trips generated by Tenant; (b) programs to promote increased vehicle occupancy; (c) implementation of an in-house ridesharing program and designation of an employee transportation coordinator; (d) working or coordinating on transportation planning and management issues with Tenant’s employees, with Landlord and with any Center, Building or area-wide ridesharing program manager, any governmental transportation management organization and/or any other transportation-related committees or entities designated by Landlord from time to time or established pursuant to any applicable declaration of covenants, conditions and restrictions or other recorded restrictions now or hereafter affecting the Center or any portion thereof from time to time; (e) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; (f) utilizing flexible work shifts for employees; and (g) reimbursement by Tenant to Landlord of Tenant’s proportionate share of any penalties or other economic sanctions imposed by any governmental authority for failure of Tenant’s employees at the Premises to comply with any applicable transportation demand management standards or requirements.

17.23  No Violation.  Each party warrants and represents to the other party that neither its execution of nor its performance under this Lease shall cause the representing party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such representing party is bound, and such representing party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including (without limitation) reasonable attorneys’ fees and costs, arising from such representing party’s breach of this warranty and representation.

17.24  Union Labor.  For purposes of any provision of this Lease or of the Workletter which refers to compliance with the union labor requirement set forth in this Section, Tenant covenants and agrees that all contractors and subcontractors at any tier engaged directly or indirectly by or on behalf of Tenant to perform in, on or about the Premises any construction, repair, maintenance, installation or other work described in or covered by such provision shall: (a) be bound by and signatory to a collective bargaining agreement with a labor organization (i) whose jurisdiction covers the type of work to be performed in, on or about the Premises, and (ii) who is an Approved Building Trades Department Contractor or Subcontractor (as hereinafter defined); and (b) observe area standards for wages and other terms and conditions of employment, including fringe benefits. For purposes of this Section, an “Approved Building Trades Department Contractor or Subcontractor” is a contractor or subcontractor who is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the “BCTD”) or, if no such BCTD affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor which is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work in, on or about the Premises, the jurisdictional limitations established by the local BCTD.

[Balance of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Lease Commencement Date first set forth above.

“Landlord”
BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware Limited partnership,
By:	HCP Biotech Gateway
Incorporated, Its General Partner

	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Senior Vice President

“Tenant”
FIVE PRIME THERAPEUTICS, INC., a
Delaware corporation
By:	/s/ Julia P. Gregory

Name:	Julia P. Gregory

Title:	President & Chief Executive Officer

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)

EXHIBIT A-2	Building Plan

EXHIBIT B	Workletter

EXHIBIT C	Form of Acknowledgment of Commencement Dates

EXHIBIT A-1

SITE PLAN (THE CENTER)

EXHIBIT A-1 TO LEASE (Page 1 of 1)

EXHIBIT A-2

BUILDING PLAN

EXHIBIT A-2 TO LEASE (Page 1 of 2)

EXHIBIT A-2 TO LEASE (Page 2 of 2)

EXHIBIT B

WORKLETTER

This Workletter (“Workletter”) constitutes part of the Lease dated as of March 22, 2010 (the “Lease”) between BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and FIVE PRIME THERAPEUTICS, INC., a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Lease for all purposes.

NOTE: The provisions of this Workletter are intended to apply only to the construction by Tenant of Tenant Improvements as defined in this Workletter. The work that Landlord is required to perform under Section 2.3 of the Lease (such work being defined in the Lease as “Landlord’s Work”) shall be governed solely by such Section 2.3 and any other applicable provisions of the main Lease, and not by this Workletter.

Since Tenant’s access to and occupancy of the Expansion Premises (as defined in the Lease) will likely occur at a different time than Tenant’s initial construction of improvements in the Premises, the parties understand and acknowledge that the design and construction of various Tenant Improvements under this Workletter may occur as a series of discrete events or processes, in which event the parties intend that except where the context or the express language of this Workletter requires otherwise, the procedures, time periods and other provisions of this Workletter may be applied separately to such design and construction of Tenant Improvements for each separate stage or phase.

1.          Defined Terms.  As used in this Workletter, the following capitalized terms have the following meanings:

(a)      Approved TI Plans:  As defined in Paragraph 2(a) hereof, plans and specifications prepared by the TI Architect for the Tenant Improvements and approved by the parties in accordance with Paragraph 2 of this Workletter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)      Cost of Improvement:  See definition in Paragraph 2(c) hereof.

(c)      Final TI Working Drawings:  See definition in Paragraph 2(a) hereof.

(d)      Premises:  Subject to and effective upon Tenant’s timely and effective exercise of its expansion option under Section 1.3 of the Lease, the term “Premises” as defined in the Lease and as used in this Workletter shall be construed to include the Expansion Premises when and as reasonably required by the context or the express language of this Workletter.

(e)      Project Manager:  Project Management Advisors, Inc., or any other project manager designated by Landlord in its sole discretion from time to time to act in a project management or other similar capacity on behalf of Landlord, as contemplated in Paragraph 2(f) below, in connection with the design and construction of the Tenant Improvements.

Exhibit B-1

(f)      Tenant Improvements:  The improvements to or within the Premises shown on the Approved TI Plans from time to time and to be constructed by Tenant pursuant to the Lease and this Workletter.

(g)      Tenant’s Work:  The Tenant Improvements to be constructed by Tenant pursuant to this Workletter, and such other improvements (if any) as Tenant deems necessary or appropriate for Tenant’s initial use and occupancy of the Premises. The provisions of this Workletter, as well as the provisions of Article 7 of the Lease (other than Section 7.1), shall govern the performance of such work by Tenant.

(h)      TI Architect:  The architect for Tenant’s Work, which architect shall be selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon such approval, the TI Architect shall be engaged by Tenant or, at Tenant’s election, by the TI General Contractor to design the Tenant Improvements. Landlord hereby approves of DGA Architects as the TI Architect.

(i)      TI General Contractor:  The general contractor for Tenant’s Work, which general contractor shall be selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon such approval, the TI General Contractor shall be engaged by Tenant to construct the Tenant Improvements. Landlord hereby approves of R.C. Benson & Sons, Inc. as the TI General Contractor.

(j)      Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Lease.

2.          Plans, Cost of Improvements and Construction.  Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a)      Approved Plans and Working Drawings for Tenant Improvements.  Prior to execution of this Workletter, Tenant has prepared and delivered to Landlord and Landlord and Tenant have mutually approved schematic plans (including demolition plans and equipment plans) for the Tenant Improvements proposed to be constructed initially by Tenant in the Premises during the Amgen Sublease term, which plans (for identification purposes) are described or labeled as follows: DGA Architects Schematic Plan for Project No. 09201 dated March 11, 2010, consisting of sheets identified as First Floor Demolition Plan (Sheet A2.ld), Second Floor Demolition Plan (Sheet A2.2d), First Floor Equipment Plan (Sheet A2.1q) and Second Floor Equipment Plan (Sheet A2.2q) (collectively, the “Approved Schematic Plans”). With respect to any other Tenant Improvements proposed to be constructed by Tenant in the future in the Premises and/or the Expansion Premises (if applicable), Tenant shall cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for such Tenant Improvements, and following mutual approval of such proposed schematic plans and outline specifications by Landlord and Tenant, the plans and specifications thus approved shall constitute the Approved Schematic Plans for the applicable work. Tenant shall in either such event then cause to be prepared, promptly and diligently (assuming timely delivery by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver promptly and with reasonable diligence),

Exhibit B-2

and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the applicable Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the applicable Approved Schematic Plans. Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plan and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 7 days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or reasonably disapprove the same in which case Landlord shall set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working Drawings into a form which will be reasonably acceptable to Landlord. If Landlord fails to approve or reasonably disapprove the same within such 10 day or 7 day period (as the case may be), then landlord shall be deemed to have approved the same. Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans.

(b)      Approved Plans and Working Drawings for Any Other Tenant’s Work.  To the extent Tenant wishes to perform, in the course of the initial build-out of the Premises, any alterations, additions or improvements which are not part of the Tenant Improvements, Tenant shall proceed in the same manner set forth in Paragraph 2(a) above to cause plans, specifications and working drawings for such alterations, additions and improvements to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord).

(c)      Cost of Improvements.  “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Workletter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the TI Architect for such item or component and an electrical engineer, mechanical engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; and (viii) all other “hard” and “soft” costs incurred in the construction and design of such item or component in accordance with the Approved TI Plans (if applicable) and this Workletter; provided that the Cost of Improvements shall not

Exhibit B-3

include any internal or third-party costs incurred by Landlord, except to the extent reimbursement or recovery of such third-party costs, if any, is expressly provided for under Paragraph 2(g) below; and provided further that the Cost of Improvements for the Tenant Improvements shall not include, and neither the Tenant Improvement Allowance nor the Expansion TI Allowance shall be used for any of the following: (A) any costs incurred to remove from the Premises, the Expansion Premises, the Building or the Center hazardous substances, hazardous wastes and pollutants existing therein prior to the Lease Commencement Date (such matters being governed instead as between Landlord and Tenant by the applicable provisions of Section 9.6 of the Lease, and as between Landlord and Amgen by all applicable provisions of the Prior Lease, as the case may be); and (B) any costs to bring the Premises, the Expansion Premises, the Building or the Center into compliance with applicable laws and restrictions, including, without limitation, the Americans with Disabilities Act and environmental laws (such matters being (x) as between Landlord and Tenant, the responsibility of Tenant to the extent the requirement for such compliance measures and costs is attributable in any material degree to Tenant’s construction of the Tenant Improvements; (y) as between Landlord and Amgen in the case of Tenant Improvements constructed during the term of the Amgen Sublease, governed by the provisions of the Prior Lease; and (z) as between Amgen and Tenant in the case of Tenant Improvements constructed during the term of the Amgen Sublease, governed by the provisions of the Amgen Sublease).

(d)      Construction of Tenant Improvements.  Tenant shall be responsible for obtaining, at Tenant’s expense, all necessary permits and approvals to allow Tenant’s construction of the Tenant Improvements that Tenant elects to construct. Tenant’s construction of such Tenant Improvements shall be performed in a good and workmanlike manner, substantially in accordance with the Approved TI Plans, and, subject to the last sentence of Paragraph 2(c) of this Workletter, shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Tenant shall be responsible for compliance of Tenant’s Work with the requirements of the Americans with Disabilities Act and all similar or related requirements pertaining to access by persons with disabilities. Except as otherwise expressly and specifically authorized by Landlord in writing in Landlord’s sole discretion, Tenant shall not commence any demolition or construction work under this Workletter unless and until (i) a set of Approved TI Plans for the applicable work has been established pursuant to Paragraph 2(a) above and (ii) Tenant has obtained all necessary permits and approvals for the construction of the work contemplated in the Approved TI Plans.

(e)      Changes.  If Tenant at any time desires to make any material changes, alterations or additions to the Approved TI Plans or to the approved plans for any other Tenant’s Work as described in Paragraph 2(b) above (as opposed to minor changes, alterations or additions customarily made in the field), such material changes, alterations or additions shall be presented to Landlord and shall be subject to approval by Landlord in the same manner as the original plans submitted to and approved by Landlord pursuant to Paragraph 2(a) or 2(b), as applicable.

(f)      Project Management.  Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby designates Project Manager to advise and represent Landlord in connection with the design and construction of the Tenant Improvements .(provided, that such general designation does not authorize Project Manager to exercise any approval rights, supervisory rights or other rights or powers of Landlord under this Workletter, and any such authorization or delegation of authority in the future with respect to specific rights or powers shall be effective only if and to the extent conveyed by written notice from Landlord to

Exhibit B-4

Tenant specifying in reasonable detail the specific rights and/or powers so delegated to Project Manager), and hereby requests that Tenant work with Project Manager with respect to any and all logistical or other coordination matters arising in the course of design and construction of the Tenant Improvements and any other Tenant’s Work, in which regard Project Manager’s role on behalf of Landlord may include (but need not be limited to) facilitating and assisting in coordination between teams performing Landlord’s Work (to the extent any such work overlaps with the construction of Tenant’s Work) and teams constructing the Tenant Improvements, reviewing and making recommendations to Landlord regarding disbursement of the Tenant Improvement Allowance and/or the Expansion TI Allowance (as applicable), and monitoring Landlord’s and Tenant’s performance of their respective obligations under this Workletter and under the Lease in connection with the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing designation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such designation and request. Landlord shall be fully liable and responsible for the payment and performance of all of Landlord’s obligations under the Lease and under this Workletter, notwithstanding such designation of Project Manager as Landlord’s representative; however, Landlord’s designation of Project Manager as Landlord’s representative for the purposes contemplated in this paragraph shall not cause either Landlord or Project Manager to incur or be subject to any obligations or responsibilities for construction and delivery of the Tenant Improvements, provided that (in the case of Landlord) Landlord shall remain subject to those obligations and responsibilities that are expressly documented or assigned to Landlord elsewhere in the Lease or in this Workletter.

(g)      Project Manager Fee; Other Third-Party Fees and Costs.  Any fees or charges of Project Manager for services rendered to or on behalf of Landlord under this Workletter shall be at Landlord’s sole expense, and shall not be charged to Tenant or against the Tenant Improvement Allowance or the Expansion TI Allowance (as applicable). Tenant shall, however, reimburse to Landlord, either by a charge against the Tenant Improvement Allowance and/or the Expansion TI Allowance (to the extent funds are available thereunder) or as a direct reimbursement to Landlord, an amount equal to the reasonable fees and costs incurred by Landlord and/or Project Manager for third-party review of proposed and/or revised plans, specifications, drawings and other design and construction documents for Tenant’s Work, to the extent such review is reasonably deemed by Landlord and/or Project Manager to be necessary or appropriate (including but not limited to, as applicable, review by architects, engineers, environmental consultants and other third-party professionals, but excluding any such review by Project Manager itself and/or by Project Manager’s employees, in light of Landlord’s responsibility for fees and charges of Project Manager as provided above). Any such direct reimbursement shall be due and payable within twenty (20) days after delivery to Tenant of Landlord’s written request for such reimbursement, accompanied by copies of invoices or other documentation reasonably supporting or evidencing the amounts for which reimbursement is claimed.

3.        Payment of Costs.  Subject to any restrictions, conditions or limitations expressly set forth in this Workletter or in the Lease or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount equal to the Tenant Improvement Allowance (as defined below) or the Expansion TI Allowance (as defined below), as applicable,

Exhibit B-5

which amounts are being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements by Tenant in the Premises (including the Expansion Premises, if applicable), less any reduction in or charge against such amount pursuant to any applicable provisions of the Lease or of this Workletter. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance or the Expansion TI Allowance, as applicable, including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance and/or Expansion TI Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance or Expansion TI Allowance, as applicable, toward the Cost of Improvements of the applicable Tenant Improvements (subject to any applicable restrictions, conditions, limitations, reductions or charges set forth in the Lease or in this Workletter) prior to being required to expend any of Tenant’s own funds for the Tenant Improvements. The funding of the Tenant Improvement Allowance and the Expansion TI Allowance, as applicable, shall be made within forty (40) days after Tenant’s submission of Tenant’s respective requests therefor on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe (which conditions may include, without limitation, delivery of invoices and/or other evidence reasonably satisfactory to Landlord or Project Manager that Tenant has expended or incurred expenses for the design and construction of Tenant Improvements for which the Tenant Improvement Allowance or Expansion TI Allowance, as applicable, is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work). Notwithstanding the foregoing provisions, under no circumstances shall the Tenant Improvement Allowance or Expansion TI Allowance or any portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease. Subject to the limitation set forth in the preceding sentence, however, the Tenant Improvement Allowance and/or Expansion TI Allowance, as applicable, may be used for architectural, engineering, project management and permit-related costs and fees. As provided in the Lease, Tenant shall have access to up to two separate tenant improvement allowances in connection with the Premises and the Expansion Premises (if applicable), as follows:

(a)      A “Tenant Improvement Allowance” shall be made available for Tenant Improvements in the Premises in the maximum amount of One Million Seven Hundred Thirty- Seven Thousand Three Hundred and No/100 Dollars ($1,737,000.00, calculated at the rate of $25.00 per square foot for the agreed area of 69,492 square feet for the Premises), to be available for application towards the construction of tenant improvements in the Premises by Tenant at any time after the Lease Commencement Date up to and including March 31, 2011. Any unused portion of the Tenant Improvement Allowance shall be deemed to expire on March 31, 2011 and thereafter shall no longer be available to Tenant for any purpose. To the extent the Tenant Improvement Allowance or any portion thereof is actually drawn down by Tenant, the amount actually drawn

Exhibit B-6

down shall result in an obligation of Tenant to pay Supplemental Minimum Rent pursuant to Section 3.3 of the Lease.

(b)      If Tenant makes a timely and effective exercise of its expansion option with respect to the Expansion Premises pursuant to Section 1.3 of the Lease, an “Expansion TI Allowance” shall be made available for Tenant Improvements in the Expansion Premises in the maximum amount of One Hundred Seventy-Six Thousand One Hundred Forty-Five and No/100 Dollars ($176,145.00, calculated at the rate of $15.00 per square foot for the agreed area of 11,743 square feet for the Expansion Premises), to be available for application towards the refurbishment of the Expansion Premises and/or the construction of tenant improvements in the Expansion Premises by Tenant. Upon Tenant’s timely and effective exercise of its expansion option under Section 1.3 of the Lease, the Expansion TI Allowance may be drawn down by Tenant at any time after August 1, 2013 up to and including July 31, 2014. Any unused portion of the Expansion TI Allowance shall be deemed to expire on July 31, 2014 and thereafter shall no longer be available to Tenant for any purpose. Assuming a timely and effective exercise of Tenant’s option under Section 1.3 of the Lease, the Expansion TI Allowance is provided as part of the basic consideration to Tenant under the Lease and draw-downs of the Expansion TI Allowance by Tenant will not result in any Supplemental Minimum Rent (as defined in the Lease) obligation or in any other adjustment of Tenant’s rental obligations under the Lease.

(c)      If Tenant makes a timely and effective exercise of its first offer right under Section 1.4 of the Lease with respect to any portion of the Expansion Premises, the amount of the tenant improvement allowance (if any) applicable to the “ROFO Offered Space” as defined in such Section 1.4 and the terms and conditions governing use of such tenant improvement allowance (if any) shall be established pursuant to the ROFO Notice and the lease amendment or other implementing agreement contemplated in Section 1.4(b) of the Lease.

4.          Tenant’s Work.  To the extent Tenant elects to install Tenant Improvements or any other Tenant’s Work, Tenant shall construct and install the Tenant Improvements in the Premises substantially in accordance with the Approved TI Plans, and shall construct and install any other Tenant’s Work substantially in accordance with the plans and specifications approved by Landlord for such other work. Tenant’s Work shall be performed in accordance with, and shall in all respects be subject to, the terms and conditions of the Lease, and shall also be subject to the following conditions:

(a)      Contractor Requirements.  The general contractor engaged by Tenant for Tenant’s Work, and any subcontractors, shall be duly licensed in California, and the general contractor shall be subject to Landlord’s prior written approval (in accordance with, and to the extent provided in, Paragraph 1(i) above). Tenant shall comply with the union labor requirement set forth in Section 17.24 of the Lease in connection with all construction of Tenant Improvements and Tenant’s Work pursuant to this Workletter, including (without limitation) the installation of Tenant’s fixtures and equipment in the Premises.

(b)      Costs and Expenses of Tenant’s Work.  Subject to Landlord’s payment or reimbursement obligations under this Workletter and the Lease, Tenant shall promptly pay all costs and expenses arising out of the performance of Tenant’s Work (including the costs of permits) and shall furnish Landlord with evidence of payment on request. Tenant shall provide Landlord with at least five (5) business days prior written notice before commencing any Tenant’s

Exhibit B-7

Work. On completion of Tenant’s Work, Tenant shall deliver to Landlord a release and unconditional lien waiver executed by each contractor, subcontractor and materialman involved in the construction of Tenant’s Work, except to the extent such delivery requirement is expressly waived in writing by Landlord with respect to any specific contractor, subcontractor or materialman or any category of contractors, subcontractors or materialmen.

(c)      Tenant’s Indemnification.  Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from all suits, claims, actions, losses, costs and expenses (including, but not limited to, claims for workers’ compensation, attorneys’ fees and costs) based on personal injury or property damage or contract claims (including, but not limited to, claims for breach of warranty) arising from the performance of Tenant’s Work, except to the extent any such claims or other matters arise from gross negligence or willful misconduct by Landlord or its agents, employees or contractors or from Landlord’s failure to disburse funds from the Tenant Improvement Allowance in a timely manner, consistent with the requirements and procedures established for such disbursement under this Workletter. Subject to Section 10.4 of the Lease, Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of Landlord’s Work and/or any of Landlord’s real or personal property or equipment that is damaged, lost or destroyed in the course of or in connection with the performance of Tenant’s Work, except to the extent (i) any such damage, loss or destruction is caused by gross negligence or willful misconduct of Landlord or its agents, employees or contractors, or (ii) any demolition, alteration or removal of existing improvements is explicitly contemplated in the Approved TI Plans as approved by Landlord.

(d)      Insurance.  Tenant’s contractors shall obtain and provide to Landlord certificates evidencing workers’ compensation, public liability and property damage insurance in amounts and forms and with companies satisfying the requirements of the Lease and of this Workletter, and Tenant shall provide to Landlord certificates evidencing Tenant’s compliance with the insurance requirements of Article 10 of the Lease (except to the extent any such requirements by their terms are clearly relevant only after Tenant’s commencement of business operations on the Premises) and of this Workletter, including, without limitation, the requirements of the Lease with respect to designation or coverage of additional insureds and the requirements of Section 10.1(f) of the Lease with respect to carriage of builder’s risk insurance on any Tenant Improvements being constructed by Tenant as part of Tenant’s Work. In addition, to the extent Landlord or Project Manager advises Tenant of any specific insurance requirements with respect to Tenant’s Work that are commercially reasonable and customary during a “course of construction” period (such as, but not limited to, designation of specified “additional insureds” who would not ordinarily be required to be named in that capacity during the Lease term under Article 10 of the Lease), Tenant shall comply and/or cause its contractors to comply, as applicable, with such additional requirements.

(e)      Rules and Regulations; Construction Signage.  Tenant and Tenant’s contractors shall comply with any other rules, regulations and requirements that Landlord or Project Manager or Landlord’s property manager or the TI General Contractor may reasonably impose with respect to the performance of Tenant’s Work. Tenant’s agreement with Tenant’s contractors shall require each contractor to provide daily cleanup of the construction area to the extent that such cleanup is necessitated by the performance of Tenant’s Work. Any temporary construction signage (including, but not limited to, directional signage and/or identifying signage) which Tenant or any of its contractors or subcontractors may wish to place anywhere in or about the Property shall be subject to all of the provisions of Section 7.5 of the Lease, including (but not

Exhibit B-8

limited to) prior written approval of the location, size, design and composition of such signage by Landlord, or by either Project Manager or Landlord’s property manager on behalf of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(f)      Risk of Loss.  All materials, work, installations and decorations of any nature brought onto or installed in any portion of the Premises, by or at the direction of Tenant or in connection with the performance of Tenant’s Work, prior to the Direct Term Commencement Date shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage, loss or destruction thereof from any cause whatsoever.

(g)      Condition of Tenant’s Work.  All work performed by Tenant shall be performed in a good and workmanlike manner, shall be free from defects in design, materials and workmanship, and shall be completed in compliance with the plans approved by Landlord for such Tenant’s Work in all material respects and, subject to the last sentence of Paragraph 2(c) of this Workletter with respect to the Tenant Improvements, in compliance with all applicable governmental laws, ordinances, codes and regulations in force at the time such work is completed. Without limiting the generality of the foregoing but subject to the last sentence of Paragraph 2(c) of this Workletter with respect to the Tenant Improvements, Tenant shall be responsible for compliance of all such Tenant Improvements and Tenant’s Work with the requirements of the Americans with Disabilities Act and all similar or related requirements pertaining to access by persons with disabilities.

(h)      As-Built Drawings; Permits.  At the conclusion of construction of Tenant Improvements in any applicable portion of the Premises, Tenant shall cause the TI Architect and TI General Contractor (i) to update the approved plans for all Tenant’s Work in such portion of the Premises as necessary to reflect all changes made to such approved plans during the course of construction, (ii) to certify to the best of their knowledge that the “record set” of as-built drawings are true and correct, and (iii) to deliver to Landlord, within sixty (60) day after issuance of a certificate of occupancy for the applicable portion of the Premises or for the applicable Tenant’s Work, (A) two (2) copies of such record set of as-built drawings in “hard copy” form and one (1) copy of such record set of as-built drawings in electronic form, and (B) a copy of the final, signed version of each building permit for the applicable Tenant’s Work.

5.          No Agency.  Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.

6.          Survival.  Without limiting any survival provisions which would otherwise be implied or construed under applicable law, the provisions of Paragraph 4(c) of this Workletter shall survive the termination of the Lease with respect to matters occurring prior to expiration of the Lease.

7.          Miscellaneous.  All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord’s or Tenant’s approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant, as applicable, shall be deemed to have given approval (unless the provision requiring Landlord’s or Tenant’s approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is

Exhibit B-9

disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

[Balance of page intentionally left blank; Signature page follows]

Exhibit B-10

IN WITNESS WHEREOF, the parties have executed this Workletter as of the date first set forth above.

“Landlord”
BRITANNIA BIOTECH GATEWAY
LIMITED PARTNERSHIP, a Delaware
limited partnership,
By:	HCP Biotech Gateway
Incorporated, Its General Partner
	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Senior Vice President

“Tenant”
FIVE PRIME THERAPEUTICS, INC., a
Delaware corporation

By:	/s/ Julia P. Gregory

Name:	Julia P. Gregory

Title:	President and Chief Executive Officer

Exhibit B-11

EXHIBIT C

ACKNOWLEDGMENT OF COMMENCEMENT DATES

This Acknowledgment is executed as of                                     , 2010, by BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and FIVE PRIME THERAPEUTICS, INC., a Delaware corporation (“Tenant”), pursuant to Section 2.4 of the Lease dated March 22, 2010 between Landlord and Tenant (the “Lease”) covering premises located at Two Corporate Drive, South San Francisco, CA 94080 as more particularly described in the Lease (the “Premises”).

Landlord and Tenant hereby acknowledge and agree as follows:

1.        The Lease Commencement Date under the Lease is March 22, 2010.

2.        The Supplemental Rent Commencement Date under the Lease is October 1, 2010.

3.        The Direct Term Commencement Date under the Lease is January 1, 2014.

4.        The Termination Date under the Lease is December 31, 2017, subject to any applicable provisions of the Lease for extension or early termination thereof.

5.        The square footage of the Premises as of the date of this Acknowledgment is 69,492 square feet.

6.        Tenant accepts the Premises, subject only to Landlord’s warranties, representations and obligations expressly set forth in the Lease with respect to such Premises.

This Acknowledgment is executed as of the date first set forth above.

“Landlord”
BRITANNIA BIOTECH GATEWAY
LIMITED PARTNERSHIP, a Delaware
limited partnership,
By:	HCP Biotech Gateway
Incorporated, Its General Partner
By:
Jonathan M. Bergschneider
Senior Vice President

“Tenant”
FIVE PRIME THERAPEUTICS, INC., a
Delaware corporation
By:

Name:

Title:

Exhibit C-1